UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
 PROXY STATEMENT PURSUANT TO SECTION 14(a) of THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )
Filed by the Registrant    [X]
Filed by a Party other than the Registrant     ☐
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
NEWPARK RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

X	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NEWPARK RESOURCES, INC.

_________________________________________________

Notice of Annual Meeting
and
Proxy Statement
__________________________

2018 Annual Meeting of Stockholders
May 17, 2018

April 4, 2018
Dear Fellow Stockholder:
On behalf of the Board of Directors, you are cordially invited to attend our 2018 Annual Meeting of Stockholders of Newpark Resources, Inc. (the “Company”), which will be held on Thursday, May 17, 2018, at 10:00 a.m., Central Daylight Time, at the offices of the Company, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting.
Whether or not you plan to attend the Annual Meeting, it is important that you study carefully the information provided in the accompanying Proxy Statement and vote. Please promptly vote your shares by telephone, by the Internet or, if the Proxy Statement was mailed to you, by marking, signing, dating and returning the proxy card in the prepaid envelope so that your shares can be voted in accordance with your wishes.
Thank you for your continued support. We look forward to seeing you at our 2018 Annual Meeting of Stockholders.

Sincerely,
PAUL L. HOWES
President and Chief Executive Officer

2018 Proxy Statement | i

2018 Proxy Statement | ii

NEWPARK RESOURCES, INC.
9320 Lakeside Blvd. Ste 100
The Woodlands, Texas 77381
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2018
To the Stockholders of Newpark Resources, Inc.:
The Annual Meeting of Stockholders of Newpark Resources, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 17, 2018, at 10:00 a.m., Central Daylight Time, at the offices of the Company, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, for the following purposes:

(1)	The election of seven directors to the Board of Directors;

(2)	An advisory vote to approve named executive officer compensation;

(3)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018; and

(4)	To consider and act upon such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 26, 2018 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our executive offices, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly vote your shares by telephone, by the Internet or if this Proxy Statement was mailed to you, by marking, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope in order for your vote to be cast at the Annual Meeting. The giving of your proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

Dated:	April 4, 2018	BY ORDER OF THE BOARD OF DIRECTORS

Mark J. Airola
Senior Vice President, General Counsel,
Chief Administrative Officer and Corporate Secretary

NEWPARK RESOURCES, INC.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
 PROXY STATEMENT
April 4, 2018
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381 on Thursday, May 17, 2018, at 10:00 a.m., Central Daylight Time, and any postponements or adjournments of the Annual Meeting.

Record Date and Outstanding Shares
Only stockholders of record at the close of business on March 26, 2018 are entitled to receive notice of and to vote at the Annual Meeting. On that date, we had outstanding 89,316,490 shares of common stock, each of which is entitled to one vote upon each proposal presented at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and related materials available over the Internet under the “notice and access” delivery model. The “notice and access” rule removes the requirement for public companies to automatically send their stockholders a printed set of proxy materials and allows them instead to deliver to their stockholders a “Notice Regarding the Availability of Proxy Materials” and to provide access to the documents over the Internet. A Notice Regarding the Availability of Proxy Materials was first mailed to all stockholders of record on or about April 4, 2018. The notice is not a form for voting, and presents an overview of the more complete proxy materials which contain important information and are available on the Internet and by mail. Stockholders are encouraged to access and review the proxy materials before voting.
This Proxy Statement, the form of proxy and voting instructions are being made available on or about April 4, 2018 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by telephone at 1-800-690-6903, via the Internet at www.proxyvote.com or by email in accordance with the instructions given in the Notice Regarding the Availability of Proxy Materials. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2017, is being made available at the same time and by the same method described above. The Annual Report to Stockholders is not to be considered as part of the proxy solicitation material or as having been incorporated by reference.
 Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by making such request via the Internet, email or by telephone. A request to receive proxy materials in printed form or electronically by email will remain in effect until the request is terminated by the stockholder.

Delivery of Documents to Stockholders Sharing an Address
All stockholders of record as of the record date will receive a copy of our Notice Regarding Availability of Proxy Materials. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Notice Regarding Availability of Proxy Materials. This process, by which only one Notice Regarding Availability of Proxy Materials is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.
Street name stockholders in a single household who received only one copy of the Notice Regarding Availability of Proxy Materials may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker, or other holder.

2018 Proxy Statement | 1

COPIES OF THIS PROXY STATEMENT AND THE 2017 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, ARE AVAILABLE PROMPTLY WITHOUT CHARGE BY CALLING (281) 362-6800, OR BY WRITING TO CORPORATE SECRETARY, NEWPARK RESOURCES, INC., 9320 LAKESIDE BOULEVARD, SUITE 100, THE WOODLANDS, TEXAS 77381. If you are receiving multiple copies of the Notice Regarding Availability of Proxy Materials, you also may request orally or in writing to receive a single copy by calling (281) 362-6800, or writing to Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. However, if you wish to receive a paper proxy and voting instruction form or other proxy materials for participation and voting in this year’s annual meeting, follow the instructions included in the Notice Regarding Availability of Proxy Materials sent to you.

Voting Information
Stockholders of record may vote in person at the Annual Meeting or by proxy. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by Internet or by following the instructions in the Notice Regarding the Availability of Proxy Materials or, if you requested printed copies of the proxy materials, you can vote by Internet, by telephone or by delivering your proxy through the mail. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

Revocation of Proxies
Any stockholder giving a proxy may revoke the proxy before it is voted by notifying our Corporate Secretary in writing before or at the Annual Meeting, by providing a proxy bearing a later date to our Corporate Secretary, by voting again via the Internet or telephone, or by attending the Annual Meeting and expressing a desire to vote in person. If you are a beneficial owner and wish to change your vote, you must contact the bank, broker or other holder of record that holds your shares prior to the Annual Meeting to assist you with this process. Subject to this revocation, all proxies will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted according to the recommendation of the Board as listed below:

Proposals		Recommendation of the Board
Proposal 1 -	Election of the seven directors nominated by the Board of Directors	FOR
Proposal 2 -	Approval of the compensation of our named executive officers as disclosed in this proxy statement	FOR
Proposal 3 -	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018	FOR
The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Management is not currently aware of, nor does it intend to present at the Annual Meeting, any such other matters.
Your cooperation in promptly voting your shares via Internet, telephone or, if you received this Proxy Statement by mail, by returning the enclosed proxy, will reduce expenses.

Quorum
The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum.

Beneficial Ownership
If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of the shares and the shares are considered to be held in street name for your account. As the beneficial owner, you have the right to direct your bank, broker or nominee to vote your shares as you instruct. If you do not instruct your bank, broker, or nominee on how to vote your shares, then such bank, broker or nominee will only have discretion to vote your shares on routine matters only. Other matters considered non-routine will not be voted on by your bank, broker or nominee, which is called a “broker non-vote.”

2018 Proxy Statement | 2

The following agenda items are considered non-routine, therefore, your bank, broker or other nominee will not be able to vote your shares on these items unless you have given explicit instructions to do so:

•	Election of directors; and

•	The advisory vote to approve executive compensation.
If you do not instruct your bank, broker or nominee how to vote your shares on the foregoing agenda items, then your shares will be considered “broker non-vote” with respect to those proposals.
The ratification of the appointment of Deloitte and Touche LLP is considered a routine agenda item and your bank, broker or other nominee is permitted to vote your shares even if such bank, broker or nominee does not receive voting instructions from you.

Proposal 1 - Election of Directors
A plurality vote is required for the election of directors. The “plurality” standard means the director nominees who receive the largest number of “for” votes cast are elected as directors. Under our Corporate Governance Guidelines, our Board of Directors has adopted a majority vote policy which applies to the election of directors. Under this policy, in an uncontested election, any nominee who receives a greater number of “withheld” votes from his/her election than votes “for” his/her election is required to tender his/her resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect to the outcome of such election.

Voting Requirement to Approve Other Proposals
The following summary describes the vote requirement to approve each of the proposals on the agenda, excluding the election of Directors, at the Annual Meeting assuming a quorum has been established for the transaction of business at the meeting.

•
Proposal 2 - Advisory vote to approve executive compensation. The approval of the advisory vote on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock having voting power on such matter present, in person or by proxy, at the Annual Meeting. Abstentions will be considered as present at the Annual Meeting and included in the vote totals on this matter and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the advisory proposal.

•
Proposal 3 - Ratification of the appointment of independent registered public accounting firm. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2018 requires the affirmative vote of a majority of the shares of common stock having voting power on such matter present, in person or by proxy, at the Annual Meeting. Abstentions will be considered as present at the Annual Meeting and included in the vote totals on this matter and will have the same effect as a vote against the proposal. Brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP. While we do not expect broker non-votes on this proposal, any broker non-votes will be included in the vote totals on this proposal and will have the same effect as a vote against this proposal.

Solicitation of Proxies
The cost of preparing, printing and delivering this Proxy Statement, the Notice of Annual Meeting and the form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. In addition to this distribution, officers and other regular employees of ours may solicit proxies personally, electronically or by telephone, but no additional compensation will be paid to these individuals on account of these activities. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them of record.

2018 Proxy Statement | 3

CORPORATE GOVERNANCE

General
Under Delaware law, our business and affairs are managed under the direction of the Board of Directors. The Board of Directors establishes broad corporate policies, has responsibility for our overall performance and direction and authorizes various types of transactions but is not involved in the details of the day-to-day operations of the business. Members of the Board of Directors keep informed of our business by participating in Board and committee meetings, by reviewing reports and other materials provided to them and through discussions with the Chief Executive Officer and other officers.

Board Leadership Structure
The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for our Company. Our current Board leadership structure separates the role of Chairman and CEO. The Board believes that part of an effective Board leadership structure is to have either an independent director as the Chairman or to designate a Lead Director. The Nominating and Corporate Governance Committee and the Board currently believe that the separation of the role of CEO and Chairman (who is an independent director) is appropriate as it provides, among other things, sufficient independence between the Board and management, Board member leadership by an independent director, and facilitates our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. Mr. Anderson, an independent director, has served as a director since 2006 and as Chairman of the Board since 2014 and will be retiring from service as a director of the Company and as Chairman of the Board immediately following the 2018 Annual Meeting. With the pending retirement of Mr. Anderson, the Board plans to elect one of our independent directors as Chairman of the Board immediately following the Annual Meeting and, therefore, does not believe it is necessary to appoint a Lead Director.
The principal responsibilities of the non-executive Chairman of the Board are:

•	To manage the organization, functioning and affairs of the Board of Directors, in order to enable it to meets its obligations and responsibilities;

•	To facilitate the functioning of the Board of Directors independently of management and maintain and enhance the governance quality of the Company and the Board;

•
To interact regularly with the CEO and his staff on major strategy issues, handling of major business issues and opportunities, matters of corporate governance and performance issues, including providing feedback from other Board members and acting as a “sounding board” for the CEO;

•	Together with the Chair of the Compensation Committee, to conduct a formal evaluation of the CEO’s performance at least annually; and

•	To lead the Board of Directors in the execution of its responsibilities to the stockholders.
Given the substantial overlap of the duties of a non-executive Chairman of the Board and a lead independent director, the Board of Directors determined there is no need at this time to designate a lead independent director. A complete description of the responsibilities of the non-executive Chairman of the Board is set forth in a charter adopted by the Board of Directors, a copy of which is available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com. A description of the powers and duties of the Chairman of the Board also is set forth in our Amended and Restated Bylaws.

Meeting Attendance
Each director is elected to a one-year term. Our Board of Directors held eleven (11) meetings during 2017 and did not take any action by written consent. Each director attended at least 75% of the meetings of the Board of Directors held while serving as a member of the Board of Directors and of each committee of which he/she was a member that was held during the time he/she was a member. The independent directors meet regularly in executive sessions at which time only independent directors are present, and the Chairman of the Board chairs those sessions.

Director Attendance at Annual Meeting
We have a policy encouraging the attendance of all directors at annual meetings of stockholders, and we make all appropriate arrangements for directors that choose to attend. All of our directors attended the 2017 Annual Meeting of Stockholders.

2018 Proxy Statement | 4

Director Independence
The Board of Directors has determined that Ms. Robeson and Messrs. Anderson, Best, Finley, Larson, Mingé, and Warren are “independent directors” as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). In making these determinations regarding independence, the Board of Directors evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities of which he/she is an executive officer, partner, member, and/or significant stockholder. As part of this evaluation, the Board of Directors noted that none of the directors received any consulting, advisory, or other compensatory fees from us (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to our Company, and none of the express disqualifications contained in the NYSE rules apply to any of them. Based on this independence review and evaluation, and on other facts and circumstances the Board of Directors deemed relevant, the Board of Directors, in its business judgment, determined that all of our directors and nominees are independent, with the exception of Mr. Howes who is our President and CEO.
As disclosed in the biographical information under the section “Business Experience and Qualifications of Director Nominees,” Mr. Mingé currently serves as Chairman and President of BP America, Inc., which is a customer of our Fluids Systems business. In 2017, in the ordinary course of our business and based on a competitive bidding process, we provided products and services valued at approximately $0.50 million to BP America, Inc. Mr. Mingé was not involved in the decision to award the work to us. The Board of Directors determined that the relationship between our Company and BP America, Inc. did not disqualify Mr. Mingé from being considered as independent.

Board Role in Risk Management
The Board, as a whole and through its committees, retains responsibility for overseeing our Company’s processes for assessing and managing risk, although it is management’s responsibility to manage risk on a day-to-day basis. The Board discharges its responsibility, in part, through regular inquiries from the Chairman of the Board to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to the Company. The Board also participates with senior management in periodically assessing enterprise risks, ranking such risks and considering mitigation plans for such risks. The Board also delegates the oversight of certain specific risks to Committees of the Board. For example, the Board delegates to the Compensation Committee the assessment of our Company’s compensation plans with regard to whether such plans encourage the taking of inappropriate risks and delegates to the Audit Committee oversight of the risk assessment undertaken by management to develop the scope and coverage of reviews conducted by our internal audit function.

Director Nominations
The Nominating and Corporate Governance Committee is responsible for periodically evaluating and making recommendations to the Board of Directors with respect to the size and composition of the Board of Directors. Although we have not adopted a formal policy specifically addressing the consideration of diversity when evaluating candidates for election to the board, the charter of our Nominating and Corporate Governance Committee and our Corporate Governance Guidelines provide that diversity shall be one of the criteria considered for candidates. The Committee considers the term “diversity” to include a diversity of viewpoints, expertise and experience as well as gender, ethnicity and background. When analyzing director nominations and director vacancies, the Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a Board that reflects diversity, including but not limited to background, experience, gender, ethnicity, and country of citizenship. The Nominating and Corporate Governance Committee seeks to identify prospective directors who will strengthen the Board of Directors and evaluates prospective directors, including incumbent directors, in accordance with the criteria set forth in our Corporate Governance Guidelines and other criteria as may be set by the Board of Directors or the Committee. Some of the principal criteria include whether the candidate (i) is of the highest integrity and character; (ii) has familiarity with our business and industry; (iii) has independence of thought and financial literacy; (iv) is willing and able to devote sufficient time to effectively carry out the duties and responsibilities of a director; and (v) has the objectivity, ability and desire to represent the interests of the stockholders as a whole, free from any conflict of interest. The Nominating and Corporate Governance Committee also assesses the core competencies most needed in any new members of the Board (such as backgrounds in finance, operations, marketing, etc.). Our Corporate Governance Guidelines include a director retirement age policy. Under that policy, any person who is 75 years of age or more shall not be eligible to be elected as a director, although any director reaching the age of 75 while in office may serve the remainder of his/her term until the next annual stockholders meeting. Prior to the 2017 Annual Meeting, Mr. Anderson reached the retirement age and the Board of Directors

2018 Proxy Statement | 5

voted to waive the retirement age requirement for one year in recognition of the continuing challenges in the Company’s major markets and the desire to maintain Mr. Anderson’s strong leadership in that environment. Mr. Anderson will not stand for re-election at the 2018 Annual Meeting.
In the Fall of 2017, the Nominating and Corporate Governance Committee engaged in a search to identify and recruit candidates for the Board. Following a comprehensive search, Mr. John Mingé and Ms. Rose Robeson were both identified as candidates who had the skills deemed necessary for new members of the Board and who met the criteria contained in the charter for the Nominating and Corporate Governance Committee and the Corporate Governance Guidelines. Mr. Mingé was appointed to the Board effective as of December 1, 2017 and Ms. Robeson was appointed to the Board effective as of January 1, 2018. Both Mr. Mingé and Ms. Robeson have been placed in nomination for election by the stockholders at the 2018 Annual Meeting. The specific qualifications for Mr. Mingé and Ms. Robeson are detailed in the section entitled “Business Experience and Qualifications of Director Nominees.”

Stockholder Recommendations for Board Nominations
The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement, including those eligibility requirements set forth in our Corporate Governance Guidelines. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in the bylaws. Our bylaws are available under “Governance Documents” in the “Corporate Governance” section of our website at www.newpark.com. In order to recommend a nominee for a director position, a stockholder must be entitled to vote in the election of directors and must provide notice in accordance with our bylaws. Stockholder nominations must be made pursuant to written notice delivered in accordance with the following instructions no later than ninety (90) days prior to the meeting; provided, that if the date of the meeting is not publicly announced more than one hundred (100) days prior to the meeting, such notice will be considered timely if properly delivered no later than the close of business on the tenth (10th) day following the day on which such announcement regarding the date of the meeting was communicated to the stockholders.
The stockholder notice must set forth the following:

•	Name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

•	A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are made by the stockholder;

•
For each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	For each person nominated, a written consent to serve as a director, if elected; and

•	A statement whether such nominee, if elected, intends to deliver an irrevocable resignation in accordance with our Corporate Governance Guidelines.
In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
The stockholder making the recommendation also should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates for the 2019 Annual Meeting to the Nominating and Corporate Governance Committee by U.S. mail or overnight delivery at the following address: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
Candidates recommended by the Nominating and Corporate Governance Committee must include a sufficient number of persons who, upon election, would be independent directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors. In considering any candidates recommended by stockholders, the Nominating and

2018 Proxy Statement | 6

Corporate Governance Committee will take into account the same factors as apply to all other prospective nominees.

Board Orientation and Education
The Nominating and Corporate Governance Committee, with the support and assistance of the executive officers, is responsible for establishing an orientation plan for new directors, along with the coordination and scheduling of educational opportunities for the Board. The orientation program includes a review of our governance documents and policies, along with individual meetings with our executive leaders, and tours of key facilities. In addition, over the last several years, the Nominating and Corporate Governance Committee has coordinated training sessions from outside experts related to, among other things: risk assessment and management; director’s obligations in the context of mergers and acquisitions; industry-specific education (oil and gas geology related to shale formations, demonstrations of drilling fluids applications, etc.); macro-economic trends in the U.S. and global economies; and directors’ duties under Delaware law.

Stockholder Communication with Board Members
The Board of Directors has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. These communications should be sent by letter addressed to the member or members of the Board of Directors to whom the communication is directed, care of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. These communications, other than sales-related communications, will be forwarded to the Board member or members specified.

CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to sound principles of corporate governance and have adopted Corporate Governance Guidelines that the Board of Directors believes promote the effective functioning of the Board of Directors, its committees and our Company. The Corporate Governance Guidelines conform to the NYSE corporate governance listing standards and SEC rules and address, among other matters, director qualifications, independence and responsibilities, majority vote principles, Board committees, Board access to senior management, the independent accountants and other independent advisors, compensation of directors and assessments of committee performance. The Corporate Governance Guidelines are available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com and are also available, without charge, upon request to our Corporate Secretary at Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.

Majority Vote Policy
Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. Under our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his/her election than votes “for” his/her election must promptly tender his/her resignation to the Chairman of the Board unless he/she has previously submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that the incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been (i) a failure by that nominee to receive more votes “for” his/her election than votes “withheld” from his/her election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his/her election than “for” his/her election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where the consideration is his/her resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

2018 Proxy Statement | 7

Stock Ownership Guidelines
To encourage our non-employee directors to achieve and maintain an appropriate ownership interest in our Company, the Board of Directors approved stock ownership guidelines. Section 8 of the Corporate Governance Guidelines requires each of our non-employee directors to own shares of our common stock valued at five (5) times the annual cash retainer. Non-employee directors elected to the Board of Directors have five years from the date of first election to reach the required level of stock ownership. In the event of an increase in the annual cash retainer or an increase in the ownership guidelines, the non-employee directors will have five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines. As of December 31, 2017, each of our non-employee directors satisfied the ownership guidelines, as shown in the table below:

	Stock Ownership Value Required at 5x Annual Cash Retainer	Stock Ownership Value at December 31, 2017(1)
David C. Anderson	$650,000	$1,469,233
Anthony J. Best	$275,000	$722,082
G. Stephen Finley	$275,000	$1,515,621
Roderick A. Larson	$275,000	$722,082
John C. Mingé	$275,000	$—	(2)
Rose M. Robeson	$275,000	$—	(3)
Gary L. Warren	$275,000	$1,829,676

(1)
Stock ownership value is calculated based on the number of shares owned by the director or members of his/her immediate family residing in the same household and time-based restricted stock held by the director, multiplied by the closing price of a share of our common stock on December 29, 2017, as reported by the NYSE, which was $8.60.

(2)	Mr. Mingé was appointed to the Board effective as of December 1, 2017 and will have until December 2022 to meet the stock ownership guidelines.

(3)	Ms. Robeson was appointed to the Board effective as of January 1, 2018 an will have until January 2023 to meet the stock ownership guidelines.

Executive Sessions of Non-Management Directors
Our Corporate Governance Guidelines require the non-management directors to meet at least twice each year in executive session, without management present. However, management employees may be invited to attend portions of these meetings if deemed appropriate by the non-management directors to provide information necessary for the meetings. Executive sessions were held as part of every regularly scheduled Board meeting in 2017 and were presided over by Mr. Anderson, our non-executive Chairman of the Board.
Interested parties may direct their concerns to the Chairman of the Board or to any other non-management director or directors by following the procedures set forth in the section entitled “Stockholder Communication with Board Members.”

RELATED PERSON TRANSACTIONS AND PROCEDURE
The Board of Directors has adopted a Policy Regarding Covered Transactions with Related Persons which requires the approval or ratification by the Audit Committee of any Covered Transaction (as defined in the Policy Regarding Covered Transactions with Related Persons). A Covered Transaction includes, but is not limited to, any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) we are a participant and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). The policy provides that any director, director nominee or executive officer must provide to the Chief Administrative Officer and Chair of the Audit Committee prior notification of all proposed terms of any Covered Transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the Covered Transaction, including if the terms and conditions of the transaction are generally available to third parties under similar terms or

2018 Proxy Statement | 8

conditions, take into account the level of interest or relationship to the related person and the impact on a director’s independence, and either approve or disapprove the Covered Transaction. If the Audit Committee (or the Chairman of the Audit Committee pursuant to his/her delegated authority) is unable to provide advance approval of a Covered Transaction, the transaction will be considered at the next regularly scheduled meeting of the Audit Committee. At the next meeting, the Audit Committee will evaluate all options including, but not limited to, ratification, amendment or termination of the Covered Transaction. No director may participate in approval of a Covered Transaction for which he/she is a related party.

CODE OF ETHICS
The Board of Directors also has adopted a Code of Ethics for Senior Officers and Directors that applies to all of our directors, our principal executive officer, principal financial officer, principal accounting officer or controller, and other senior officers. The Code of Ethics for Senior Officers and Directors contains policies and procedures applicable to our directors and, as to our senior officers, supplements our Code of Business Ethics and Conduct which is applicable to all of our employees (together with the Code of Ethics for Senior Officers and Directors, the “Codes”). The purposes of the Codes, among other matters, are to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Codes promote full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with, or submit to, the SEC and in other public communications. The Codes also require compliance with applicable governmental laws, rules and regulations including, without limitation, insider trading laws. The Codes further require the prompt internal reporting of violations of the Codes to an appropriate person or persons and accountability for adherence to the Codes.
Any amendments to, or waivers of, the Codes with respect to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, will be disclosed in a Current Report on Form 8-K, which will be available on our website promptly following the date of the amendment or waiver.
Copies of our Code of Ethics for Senior Officers and Directors and our Code of Business Ethics and Conduct are available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com and are also available in print upon request from our Corporate Secretary.

BOARD COMMITTEES

Committees of the Board of Directors
The Board of Directors has established three standing committees. These committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All of these committees operate under written charters approved by the Board of Directors. The Chairman of the Board attends all Committee meetings, but does not cast a vote therein. Copies of these charters, which set forth the specific responsibilities of the committees, as well as copies of our Corporate Governance Guidelines, the Code of Ethics for Senior Officers and Directors and the charter of the Chairman of the Board, are available under the “Corporate Governance” section on our website at www.newpark.com. Stockholders also may obtain printed copies of these items, without charge, by contacting us at the following address:
Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attn: Corporate Secretary

Audit Committee
As of March 26, 2018, the members of the Audit Committee were G. Stephen Finley (Chairman), Anthony J. Best, Roderick A. Larson, John C. Mingé, Rose M. Robeson and Gary L. Warren. The Board of Directors has determined that each of the members of the Audit Committee is independent and “financially literate” under applicable SEC rules and NYSE listing rules and is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Board of Directors also has determined that Mr. Finley and Ms. Robeson are “audit committee financial experts” as defined by applicable SEC

2018 Proxy Statement | 9

rules. The Audit Committee met eight (8) times during 2017 and did not take any action by unanimous written consent.
The Audit Committee is responsible for the selection, evaluation, compensation and, when necessary, replacement of the independent registered public accounting firm. The Audit Committee also has responsibility for providing independent review and oversight of the integrity of our financial statements, the financial reporting process, our systems of internal accounting and financial controls, the performance of our internal audit function and the independent auditors, the independent auditors’ qualifications and independence, our compliance with ethics policies and legal and regulatory requirements and to prepare the Audit Committee Report and disclosure required by the Audit Committee for inclusion in this proxy statement. The independent auditors report directly to the Audit Committee.
The specific responsibilities of the Audit Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Compensation Committee
As of March 26, 2018, the members of the Compensation Committee were Anthony J. Best (Chairman), G. Stephen Finley, Roderick A. Larson, John C. Mingé, Rose M. Robeson and Gary L. Warren. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under applicable NYSE listing rules, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined under regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met eight (8) times during 2017 and did not take any action by unanimous written consent.
The Compensation Committee has responsibility for establishing, evaluating and administering our compensation arrangements, plans, policies and programs for our Chief Executive Officer and other executive officers and for administering our equity incentive plans. The Compensation Committee also has responsibility for making recommendations to the Board of Directors with respect to the adoption, approval and amendment of the cash-based incentive plans for executives and senior managers and all equity-based incentive compensation plans.
The Compensation Committee has the authority to retain compensation consultants to assist it in evaluating the compensation paid to our CEO and other executive officers. As noted in the “Compensation Discussion and Analysis” section of this proxy statement, for the 2017 fiscal year, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide the Compensation Committee with advice and recommendations on the amount and form of executive and director compensation. Pearl Meyer did not advise management or provide any non-executive consulting services to the Company other than its work on behalf of the Compensation Committee, and it maintained no other economic relationship with the Company.
The specific responsibilities of the Compensation Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Nominating and Corporate Governance Committee
As of March 26, 2018, the members of the Nominating and Corporate Governance Committee were Roderick A. Larson (Chairman), Anthony J. Best, G. Stephen Finley, John C. Mingé, Rose M. Robeson and Gary L. Warren. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Nominating and Corporate Governance Committee met five (5) times during 2017 and did not take any action by unanimous written consent.
The Nominating and Corporate Governance Committee assists and advises the Board of Directors with respect to the size, composition and functions of the Board of Directors, identifies potential candidates for the Board of Directors and recommends to the Board of Directors a slate of qualified nominees for election as directors at each annual meeting, oversees the annual evaluation of the Board of Directors as a whole and the committees of the Board of Directors, and develops and advises the Board of Directors with respect to corporate governance principles, policies and practices. The Nominating and Corporate Governance Committee also serves as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act and ensures compliance with the standards of the SEC for professional conduct for attorneys appearing and practicing before the SEC in the representation of our company.

2018 Proxy Statement | 10

The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.
EXECUTIVE OFFICERS
 As of March 26, 2018, our executive officers, their ages and positions with us were as follows:

Name	Age	Title
Paul L. Howes	62	President and Chief Executive Officer
Gregg S. Piontek	47	Senior Vice President and Chief Financial Officer
Mark J. Airola	59	Senior Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary
Matthew S. Lanigan	47	Vice President and President of Mats & Integrated Services
Bruce C. Smith	66	Chief Technology Marketing Officer
Phillip T. Vollands	49	Vice President and President of Fluids Systems
Douglas L. White	49	Corporate Controller and Chief Accounting Officer
A description of the business experience of Mr. Howes during the past five years can be found in the “Election of Directors” section of this proxy under the heading “Business Experience and Qualifications of Director Nominees.”
Gregg S. Piontek joined us in April 2007 as our Vice President, Controller and Chief Accounting Officer. He was appointed as our Chief Financial Officer in October 2011 and given the title of Senior Vice President in February 2018. Before joining us, Mr. Piontek served in various financial roles for Stewart & Stevenson Services, Inc. and Stewart & Stevenson, LLC from June 2001 through March 2007, including Divisional Controller, Assistant Corporate Controller, and as Vice President and Chief Accounting Officer. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP.
Mark J. Airola joined us in October 2006 as our Vice President, General Counsel and Chief Administrative Officer and was appointed as our Corporate Secretary in December 2006 and Chief Compliance Officer in March 2007. He was named Senior Vice President in February 2011. Mr. Airola has practiced law for 33 years, primarily with large, publicly traded companies. From September 1995 through September 2006, Mr. Airola was employed by BJ Services Company, a provider of pressure pumping and other oilfield services to the petroleum industry, serving initially as Assistant General Counsel and subsequently, in 2003, also being named as Chief Compliance Officer (and as an executive officer). From February 1988 to September 1995, Mr. Airola held the position of Senior Litigation Counsel at Cooper Industries, Inc., a global manufacturer of electrical products and tools, and had initial responsibility for managing environmental regulatory matters and litigation and subsequently managing the company’s commercial litigation.
Bruce C. Smith joined us in April 1998 as our Vice President, International. In July 2017 he was appointed as our Chief Technology Marketing Officer. From October 2000 until July 2017, he served as President of Fluids Systems. He also held the title of Vice President of our Company beginning in 2006 and he was named as Executive Vice President of our Company in March 2011. Prior to joining us, Mr. Smith was the Managing Director of the U.K. operations of M-I Swaco, a competitor of our Fluids Systems segment, where he was responsible for two business units, including their drilling fluids unit.
Matthew S. Lanigan joined us in April 2016 as Vice President and President of Newpark Mats & Integrated Services LLC. From April 2014 to June 2015, Mr Lanigan served as a Managing Director of Custom Fleet Services in Australia for GE Capital Corporation, a financial services unit of General Electric. From September 2010 to March 2014, he served as Commercial Excellence Leader in the Asia Pacific for GE Capital. Previous to September 2010, Mr. Lanigan held various executive positions in marketing and sales for GE Capital Corporation.
Phillip T. Vollands joined us in October 2013 as President, North America Fluids Systems and became President, Western Hemisphere in August 2016.  Since July 2017, he has served as Vice President of our Company and President, Fluids Systems. Prior to Newpark, he was Vice President, Tubular Running Services for Weatherford International from July 2010 to September 2013. Previously, from August 1997 to July 2010, he served in a variety of sales and operational roles of increasing responsibility for National Oilwell Varco including VP Power Generation Division and VP Global Strategic Accounts.

2018 Proxy Statement | 11

Douglas L. White joined us in April 2014 as our Corporate Controller. In May 2014, Mr. White was appointed as our Chief Accounting Officer. From February 2008 until January 2014, Mr. White served as Director of Financial Reporting for Cooper Industries where he was responsible for corporate accounting and external reporting. From July 2004 until February 2008, he served as Vice President and Corporate Controller of MMI Products, Inc. Prior to that, Mr. White held various audit positions with Ernst & Young LLP. Mr. White is a Certified Public Accountant.
OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners
The following table sets forth information, as of the date indicated in the applicable Schedule 13G with respect to each stockholder identified as beneficially owning greater than 5% of our common stock, the number of outstanding shares of our common stock and the percentage beneficially owned. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person. Percentage ownership is based on 89,316,490 shares of common stock outstanding as of March 26, 2018.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	11,920,557	13.3%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,991,672	8.9%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road, Building One Austin, Texas 78746	7,446,784	8.3%
FMR LLC(4) 245 Summer Street Boston, Massachusetts 02210	5,066,276	5.7%
Daruma Capital Management, LLC(5) 626 King Avenue Bronx, New York 10464	4,373,697	4.9%

(1)
Based solely on Amendment No. 9 to Schedule 13G filed with the SEC on January 19, 2018 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 11,679,836 shares and sole dispositive power with respect to 11,920,557 shares. According to the Schedule 13G/A, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries: (i) BlackRock (Netherlands) B.V.; (ii) BlackRock Advisors, LLC; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock Asset Management Ireland Limited; (v) BlackRock Asset Management Schweiz AG; (vi) BlackRock Financial Management, Inc.; (vii) BlackRock Fund Advisors; (viii) BlackRock Institutional Trust Company, National Association; (ix) BlackRock Investment Management (Australia) Limited; (x) BlackRock Investment Management (UK) Limited; and (xi) BlackRock Investment Management, LLC. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A.

(2)
Based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group. According to the Schedule 13G/A, The Vanguard Group has sole voting power with respect to 96,424 shares, shared voting power with respect to 20,441 shares, sole dispositive power with respect to 7,884,766 shares, and shared dispositive power with respect to 106,906 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc, is the beneficial owner of 86,465 shares or 0.10% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,400 shares or 0.03% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(3)
Based solely on Amendment No. 9 to Schedule 13G filed with the SEC on February 9, 2018, by Dimensional Fund Advisors LP. According to Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power over 7,025,789 shares and sole dispositive power over 7,446,784 shares. According to the Schedule 13G/A, Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities of the Company reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of the securities.

2018 Proxy Statement | 12

(4)
Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2018. According to the Schedule 13G/A, FMR LLC has sole voting power with respect to 117,000 shares and sole dispositive power with respect to 5,066,276 shares. According to the Schedule 13G/A, shares are beneficially owned by FIAM LLC and FMR Co., Inc. FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A. Abigail P. Johnson is a Director, Chairman and Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
Based solely on Schedule 13G filed with the SEC on February 14, 2018. According to the Schedule 13G, Daruma Capital Management, LLC and Mariko O. Gordon has shared voting power with respect to 1,900,381 shares and shared dispositive power with respect to 4,373,697 shares. According to the Schedule 13G, the 4,373,697 shares beneficially owned by Daruma Capital Management, LLC and Mariko O. Gordon are held in the accounts of private investment vehicles and managed accounts advised by Daruma Capital Management, LLC.

Ownership of Directors and Executive Officers
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 26, 2018, by (i) each current director and each nominee for director, (ii) each named executive officer identified in the Summary Compensation Table below, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. None of the shares reported below are pledged as security.

	Shares Beneficially Owned
Name	Number		Percent (1)
Paul L. Howes	1,704,932	(2)	1.9%
Mark J. Airola	718,934	(3)	*
Bruce C. Smith	677,872	(4)	*
Gregg S. Piontek	416,065	(5)	*
Matthew S. Lanigan	50,000	(6)	*
Gary L. Warren	212,753		*
G. Stephen Finley	176,235		*
David C. Anderson	170,841		*
Anthony J. Best	83,963		*
Roderick A. Larson	83,963		*
John C. Mingé	—		*
Rose M. Robeson	—		*
All current directors and executive officers as a group (14 persons)	4,430,612	(7)	4.8%
*Indicates ownership of less than 1%.

(1)
The percentage ownership is based on 89,316,490 shares of common stock outstanding as of March 26, 2018. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days of March 26, 2018 (or May 25, 2018).

(2)	Includes 1,117,113 shares issuable upon exercise of options.

(3)	Includes 379,979 shares issuable upon the exercise of options.

(4)	Includes 408,002 shares issuable upon the exercise of options.

(5)	Includes 268,102 shares issuable upon the exercise of options.

(6)	Includes, as of May 25, 2018, 25,000 shares which remain subject to restricted stock awards.

(7)	Includes (i) 2,234,856 shares issuable upon the exercise of options and (ii) as of May 25, 2018, 25,000 shares which remain subject to restricted stock awards.

2018 Proxy Statement | 13

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis describes the compensation provided to our named executive officers (“NEOs”) and other members of senior management, including the principles and processes used in determining their compensation.

Named Executive Officer	Position Title
Paul L. Howes	President and Chief Executive Officer
Gregg S. Piontek	SVP and Chief Financial Officer
Mark J. Airola	SVP, General Counsel, Chief Administrative Officer and Corporate Secretary
Matthew S. Lanigan	VP and President of Mats & Integrated Services
Bruce C. Smith	Chief Technology Marketing Officer
We have provided an Executive Summary for 2017 followed by a more detailed analysis and specific information concerning compensation. The detailed discussion of our compensation addresses the following areas:

•
Our executive compensation philosophy and how that philosophy is reflected in the key components of our executive compensation program, including an analysis of “realized pay” compared to the compensation reflected in the Summary Compensation Table;

•	The results of the “Say on Pay” vote from the 2017 Annual Meeting of Stockholders and how the Compensation Committee responded to the vote of (and other feedback from) our stockholders;

•
How we implement our executive compensation programs and the roles of our Compensation Committee, members of management, and the Compensation Committee’s independent consultants in establishing executive compensation;

•	The key elements of our executive compensation program and how our compensation was determined for 2017 for our CEO and our other NEOs; and

•	The employment agreements with our NEOs and other significant policies and matters related to executive compensation.

EXECUTIVE SUMMARY
Our performance. The markets for our products and services improved in 2017, recovering from the significant contraction that occurred in the oil and gas industry beginning in the fourth quarter of 2014 and continuing until early 2016. The reduction in activity was much more pronounced in North America where activity levels (measured by rig counts) declined on average from 2,241 to 639 during that time frame. Rig counts improved consistently throughout 2017, however, the number of rigs drilling in North America remains approximately 50% of the 2014 average. In spite of the slow recovery in this key market, we achieved a significant improvement in financial performance in 2017. We believe our NEOs were instrumental in achieving those results. Below is a summary of significant accomplishments during 2017:

•
We remained focused on safety. Our Total Recordable Incident Rate (TRIR) for 2017 was 0.50, significantly lower than the industry average. We achieved this result despite increasing headcount by approximately 33% during the year both through hiring and an acquisition.

•
We provided returns to our stockholders that outperformed many of our peers. On a three-year (2015-2017) annualized total stockholder return basis, we performed in the 84th percentile of our peer group. For 2017, we provided a positive return to stockholders when only two companies in the Oilfield Services Index (OSX) posted positive returns.

•
We took advantage of our position coming out of the 2015/16 downturn. The steps our management took in 2016 and 2017 (including reducing costs, amending our credit facility and reducing debt) secured our balance sheet, protected the core business and preserved stockholder value. As a result we were well-prepared for the market recovery that began in 2016, which enabled us to accomplish the following in 2017:

2018 Proxy Statement | 14

◦	Ranked #2 in market share for U.S. drilling fluids[1], eclipsing two of our much larger integrated competitors;

◦	Ranked #3 in market share globally for drilling fluids[1];

◦
Entering into an agreement with Baker Hughes, a GE Company, to provide drilling fluids and related services as part of an integrated service offering in support of the Greater Enfield project in offshore Western Australia;

◦	Being selected by Cairn Oil & Gas to provide drilling and completion fluids, along with associated services, in support of Cairn’s onshore drilling in India; and

◦
Expanding our footprint in our Mats & Integrated Services segment with our acquisition of Well Service Group, Inc. and Utility Access Solutions Inc. These acquisitions are expected to allow us to expand the scope of our service offerings in oil and gas markets and also to expand our business as a service provider in the utility transmission and distribution sector.

Our efforts to improve governance and risk management. We continue to improve compensation governance and help ensure alignment with stockholder interests, as reflected by the following:

What we Do	What we Don’t Do
Stock Ownership Guidelines - Our Board has substantial stock ownership guidelines for officers and Directors.	No Excise Tax Gross-Ups - Our NEO severance agreements do not include excise tax gross-up benefits.
Pay for Performance - A significant portion of our NEO compensation is performance-based.	No Re-Pricing - We do not allow re-pricing of stock options without stockholder approval.
Mandatory Deferral Mechanism - Short-term bonuses have a mandatory deferred payout above a certain level of performance.	No Hedging - Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock.
Independent Compensation Consultant - The Compensation Committee benefits from its use of an independent compensation consulting firm, which provides no other services to the Company.	No “single-trigger” change in control cash payments - Receipt of the benefits by our NEOs and employees is conditioned on a change in control of our Company and termination of employment.

Compensation-related Highlights for 2017. Following are some of the key compensation-related decisions for 2017, all of which are discussed in greater detail in the remainder of this Compensation Discussion and Analysis:

•
We received 97% support from our stockholders in our annual advisory vote on our executive compensation program (“Say on Pay”). We discuss the responses to results from the stockholder vote in the section below entitled “Consideration of Advisory Say on Pay Voting Results.”

•	The NEO base salaries were restored in 2017 to their 2016 pre-reduction levels.

•
The Compensation Committee approved bonuses for our NEOs under our annual incentive plan at a level above over-achievement in recognition of our very strong 2017 performance. The bonuses earned by our NEOs for 2017 are consistent with our pay for performance philosophy.

•
In response to feedback from our stockholders, the Compensation Committee took steps to reduce stockholder dilution by changing a portion of the long-term incentives for our NEO’s from equity awards to performance-based cash awards. In June 2017, our Compensation Committee approved a Long Term Incentive Cash Plan (the “Cash Plan”) to allow a portion of our long-term incentives to be cash-based awards, rather than equity-based awards. The Compensation Committee also established for 2017 that 25% of the total target award for long-term incentives to our NEOs will be granted in the form of time-based cash awards and 25% in the form of performance-based cash awards (the performance metric being set as total stockholder return (“TSR”) relative to a

1 Source: Kimberlite International Oilfield Research, June 2017

2018 Proxy Statement | 15

specified peer group over a three-year performance period). For the balance of the long-term incentive awards, our Compensation Committee approved equity awards at each NEO’s target level with 50% of the total value provided in the form of time-based restricted stock units.
The Compensation Committee concluded that this mix of time-based awards and performance-based awards provides an appropriate balance of market competitiveness, long-term performance incentive, and alignment of long-term compensation for the NEOs with the interests of our stockholders.

•
Our NEOs achieved total direct compensation at 93% of target opportunity. Total direct compensation is defined as the sum of base salary, annual incentive, and grant date value of equity incentive compensation.

Executive Compensation Philosophy and Objectives
We design the executive compensation program to attract, motivate and retain the executive talent that we need in order to implement our business strategy and to improve our long-term profitability and stockholder value. To this end, our executive compensation program is characterized by the following principal objectives:

•	Competitiveness: providing compensation programs and pay opportunities that are competitive with market practice;

•	Pay-for-performance: tying a majority of pay opportunities to achievement of short-term and long-term performance criteria;

•	Stockholder alignment: structuring pay programs to closely align executive rewards with stockholder interests; and

•	Compensation governance and risk assessment: consistently reviewing (and addressing, as appropriate) potential areas for compensation-related risk and provide for appropriate mechanisms and controls.
Competitiveness. The Compensation Committee believes that the total compensation of our NEOs should be competitive with the market in which we compete for talent in order to enhance our ability to attract and retain the right caliber of executives. The Compensation Committee considers the oil and gas industry to be the market in which we compete for executive talent and we use a combination of peer group and broader industry data in order to assess the competitiveness of our compensation programs. The Compensation Committee generally targets NEO compensation at the market median, with opportunities to earn above or below the market median in return for performance. However, target levels of individual pay are not based on a strict adherence to the market median but may vary from median levels based on a variety of considerations, including internal equity, individual performance, time in position and availability of comparable market data.
Some of the challenges that we face in recruiting and retaining talented executive and senior managers, when compared with other companies in the oilfield services industry (peers and competitors), include:

•
Our NEOs successfully navigated an extremely challenging downturn in the oil and gas industry which has in turn made our executives targets for companies looking to fill open positions. The competition for talent is not limited to our direct peers or competitors, but spans the entire upstream and midstream oil and gas marketplace and includes companies both smaller and significantly larger than us. Attracting and then retaining high performing individuals is critical to our success, and under the ongoing market conditions, we need to be creative in our approach to salaries, incentive targets and retention tools, which sometimes means compensating our executives at a level in excess of the market median.

•
Our Company is smaller, both in market capital and revenue, than our larger competitors; and, those competitors have the ability to offer more compensation (base pay, incentives and benefits) than we can offer. We offer competitive compensation but do not have the scale to engage in numerous, competitive bidding exercises with our larger competitors. In addition, although we offer competitive benefits, we do not offer all of the benefits of our larger competitors, nor can we assure our employees that we can sustain those benefits during an extended downturn. For example, in 2009 and again in 2016, we reduced salaries and suspended the employer matching contributions to our 401(k) defined contribution retirement plan.

•
We are more vulnerable to slow-downs in North American drilling activity levels than our larger competitors. While each of our larger competitors has significant exposure to the North American market, they also have more revenues from international markets and offer a wider scope of products

2018 Proxy Statement | 16

and services, some of which are not as dependent on drilling rig activity as our Fluids Systems business or, to a lesser extent, our Mats & Integrated Services business. As part of our strategic plan, we are:

◦	Expanding our business that originates outside of North America;

◦	Extending the fluids product line to include completion and stimulation chemicals, with future plans for additional chemicals; and

◦	Diversifying our Mats & Integrated Services business to the electrical transmission and distribution markets and pipeline construction/inspection/repair.
However, we remain at a disadvantage when compared to many of our competitors and this requires that we be creative in the compensation plans we adopt for our key personnel.
The Compensation Committee continues to monitor the competitiveness of our programs and to make adjustments to individual pay levels as appropriate in order to provide total direct compensation opportunities at our targeted level of the market (i.e., market median).
Pay-for-Performance. In establishing targeted compensation levels, the Compensation Committee places a significant portion of each NEOs compensation at risk through the use of variable compensation, the majority of which is performance-based. Variable pay includes performance-based non-equity (cash) incentives for achievement of specified performance objectives on an annual basis, long-term performance-based incentives based on relative stockholder returns, and equity incentive compensation where value depends upon our stock price.
The table below summarizes the principal components of our pay-for-performance approach to our executive officer compensation. A more detailed description of each component of our NEOs’ pay can be found in the “Direct Compensation” section of this proxy under the heading “Elements of Executive Compensation.”

Components of NEO Total Direct Compensation
Component	Category	Pay-for-Performance Component
Base Salary	Fixed Pay	Annual Merit Review Adjustments, if any, consider each individual’s experience, performance and contributions over time. Provides a competitive salary relative to our peer groups.
Annual Cash Incentive	Performance-Based (Variable)	Annual Performance Awards are based on achieving corporate and business unit financial goals on an annual basis, and can include individual objectives or discretionary items.
Long-Term Incentives	Performance-Based (Variable)
Multi-Year Performance
Long-term incentive awards with multi-year vesting periods.
Realized value contingent upon long-term growth in stockholder value – particularly in the case of equity awards.
Performance-based cash awards provide the opportunity to earn from zero to 150% of target at the end of the three-year performance period.

The Compensation Committee typically sets 60% to 90% of the NEOs’ target compensation as contingent, performance-based pay (both short-term and long-term performance). In 2017, the Compensation Committee considered alternatives to the structure of the historical long-term incentive awards in the context of a relatively low stock price resulting from the declines in the oil and gas markets and recognition of the potential dilutive impact on stockholders. The result was a change in the composition of long-term incentives awarded to our NEOs. Granting of both time-based cash awards and performance-based cash awards under the Cash Plan provides for both long-term retention and performance elements in the compensation of our NEOs’ total compensation. Notwithstanding these changes, a significant portion of the NEOs’ compensation is variable and contingent on performance. We require that outstanding individual and corporate performance be achieved for an executive’s compensation to significantly exceed the median compensation levels (based on benchmarks discussed in greater detail below). During 2017, approximately 80% of actual compensation for our CEO and 67% of actual compensation for our other NEOs was delivered in the form of variable pay.

2018 Proxy Statement | 17

TARGET TOTAL DIRECT COMPENSATION - 2017
CEO	Other NEOs

ACTUAL TOTAL DIRECT COMPENSATION - 2017
CEO	Other NEOs

Summary of Realized Pay for 2017. As previously discussed, in order to reduce dilution and preserve shares under our 2015 Employee Equity Incentive Plan (the “2015 Plan”), we introduced time-based cash and performance-based cash awards in 2017. The time-based cash awards vest over three years and provide an element of retention in the NEOs total compensation. The performance-based cash awards replaced our performance-based restricted stock units, but do not provide equivalent potential compensation value to the NEO. We believe it is important to keep in mind that, unlike short-term performance-based cash incentive compensation (which rewards executives for performance relative to pre-determined goals in the previous year), we maintain the view that long-term incentive compensation, whether in the form of equity or cash, is an incentive for future performance. We grant these awards not to recognize past performance, but to align the long-term interests of our executives with those of our stockholders and to provide an incentive which rewards executives over time for helping to drive future growth in stockholder value.

2018 Proxy Statement | 18

We have summarized below the realized compensation for our NEOs during 2017 in contrast to the compensation numbers presented in the Summary Compensation Table. In the first table below, we have included a description of how the NEOs total direct compensation for 2017 is calculated using data from the Summary Compensation Table, as compared with our realized compensation calculation. The tables below represent supplemental information and are not intended to be a substitute for the information provided in the Summary Compensation Table, which has been prepared in accordance with the SEC’s disclosure rules. Each measure includes 2017 actual cash compensation (2017 salary plus annual incentive earned and paid for 2017 performance), but differs in how we include the long-term incentives:

Measure of Total Direct Compensation	Components Included
	Base Salary	Annual Incentive	Stock Options	Restricted Stock	Performance Units
Summary Compensation Table total direct compensation	Actual 2017 Salary	Actual Amount Earned for 2017 Performance(1)	N/A	Grant date value of awards made during 2017	N/A
Realized total direct compensation	Same	Same	Value realized from option exercises during 2017	Value realized from stock vesting during 2017	Value realized from units vesting during 2017

(1)	The portion of the payout attributable to performance at the super over-achievement level is deferred, paid over the subsequent two years, and is not reflected in the Summary Compensation Table.
As shown in the table above, because of meaningful grants of long-term equity incentives in prior years and the performance of our stock in 2017, the actual aggregate compensation realized by our NEOs was 123% of their total compensation as reflected in the Summary Compensation Table for 2017. These results reflect our variable compensation and pay-for-performance philosophy.

2018 Proxy Statement | 19

Alignment of Pay and Performance
Absolute Alignment: Net Realizable Pay by Year vs. TSR. The chart and accompanying table below demonstrate the alignment of CEO “net realizable pay” with the Company’s TSR performance by year. While similar, “net realizable pay” is calculated differently than “net realized pay,” which is described in the preceding section titled “Summary of Realized Pay for 2017.” Net realizable pay is the sum of:

•	Annual Cash Compensation: salary and annual cash incentive earned for each fiscal year;

•	Long-term incentive cash compensation: time-based cash awards granted for each fiscal year and the value of performance-based cash awards at probable payout; and

•	Net Realizable Equity Value, which is the sum of:

◦	Realized equity value (Value realized upon exercise of options + Value realized upon vesting of restricted stock);

◦	Change in Value of Unrealized Equity (Change in year-end “in the money” value of exercisable options + Change in year-end value of unvested restricted shares); and

◦	Long-term Performance Unit Plan Payout for the performance period ending in 2017.
Vesting of 2014 Performance Stock Units. As part of the annual long term incentives issued to our NEOs, performance-based restricted stock units were granted in May 2014. The Compensation Committee established the performance criteria based upon TSR compared to the 2014 peer group, with a three-year performance period (June 2014 - May 2017). At the completion of the performance period, our Compensation Committee compared our TSR during the performance period against the designated peer group. Our performance for the three-year period was at the 94th percentile of the peer group. At this level of performance, the NEOs were entitled to a payout of restricted stock at 150% of the target shares awarded.

CEO Realizable Pay: Well Aligned with Annual Performance

$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
-$2,000
-$3,000
-$4,000
CEO Realizable Pay ($ Thousands)
160
140
120
100
80
60
40
20
0
Indexed TSR
2013
2014
2015
2016
2017
TSR Indexed to 2012
CEO Net Realizable Pay
Salary
Annual Incentive
Realized Equity Value
Change in Value of Unrealized Equity
Time-Based Cash Award
Performance-Based Cash Award

2018 Proxy Statement | 20

As shown, the changes in CEO realizable pay opportunities by year have been well aligned with the returns experienced by our stockholders, in large part because of the significant portion of CEO pay that is variable.

CEO Realizable Pay: Aligned With Performance Against Peers
Relative Alignment: Realizable Pay as a Percent of Target vs. Performance against Peers. In order to demonstrate the alignment of CEO pay relative to peers, we compared (i) CEO realizable pay as a percent of target total direct compensation for the three-year period from 2015 to 2017 to (ii) our performance relative to our peer group over the same period.

	Target Total Direct Compensation (3 year cumulative)	Realizable Total Direct Compensation
Base salary	Actual salary paid in each year	Actual salary paid in each year
Annual Incentive	Target annual incentive opportunity	Actual cash incentive earned for each year
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period - valued at 12/31/2017
Restricted Stock	Grant date value of target annual award	Value of all shares granted during period – at 12/31/2017
Performance Units	Grant date value of target annual award	Value of shares granted during period based on a probable payout – at 12/31/2017
Time-based Cash	Grant date value of target annual award	Value of the award granted during period - at 12/31/2017
Performance-Based Cash	Grant date value of target annual award	Value of the award based on probable payout at 12/31/2017
The results of this review for pay opportunities granted to our CEO for the fiscal years 2015-2017 are presented in the chart below.

200%
100%
0%
CEO Realizable Pay as a Percent of Target
Pay Above Target
Performance Above Median
108%
NR
84%ile
0%ile
50%ile
100%ile
Newpark TSR Performance vs. Peers 2015 - 2017

As shown, CEO realizable pay for the period 2015 – 2017 was reasonably well-aligned with TSR performance relative to our peers. Mr. Howes’ realizable pay as a percentage of target over this period fell within the alignment fairway. Two of the three years in this time frame (2015 and 2016) were particularly challenging for our industry, while 2017 reflected a modest improvement. The Company consistently outperformed its peers during that cycle,

2018 Proxy Statement | 21

which we believe is reflective of the performance of our CEO. Our CEO’s realizable pay was slightly above target reflecting our relative performance in spite of the general decline in stock prices for oil and gas related companies.
Stockholder Alignment. We believe that the interests of our stockholders and executives should be aligned by ensuring that a portion of our executives’ compensation is directly determined by:

•	Adjusted EBITDA (or other relevant financial metrics) through annual incentive opportunities; and

•	Appreciation in our stock price through long-term (equity) incentive awards.
With realizable value tied to increased stockholder value, long-term (equity) incentives provide our executives with an opportunity to share in the value they create, which is consistent with our pay-for-performance philosophy. As noted in the table above, for 2017 (as in prior years) a very strong degree of alignment exists between realizable pay for our CEO and the stockholder value represented by our performance versus the peer group. During 2017, the Compensation Committee awarded fifty percent (50%) of our NEOs’ long-term compensation as equity incentives in the form of time-based restricted stock units. The remainder of our NEOs’ long-term compensation was awarded in the form of time-based (25%) and performance-based (25%) cash awards. The grant date value of equity incentive awards can vary from year to year based upon considerations such as competitive market data, prior grants made to individuals, share availability and stockholder dilution. Time-based awards, including our long-term cash awards, typically vest over a three-year period.
As discussed above for 2017 the Compensation Committee allocated 25% of the long-term incentive valuation for the NEOs to performance-based cash awards. The achievement criteria for the performance-based cash awards is based on the Company’s TSR over a three-year performance period compared to the results of a specified peer group.
In support of our goal of stockholder alignment, the executive compensation program also includes stock ownership guidelines for executives and Directors. The current guideline levels of ownership are shown below:

Executive & Director Stock Ownership Guidelines
Title	Ownership Target
Chief Executive Officer	5x salary
Chief Legal Officer and Chief Financial Officer	3x salary
Division Presidents	3x salary
Other Designated Officers/Executives	1x salary
Non-employee Directors	5x retainer
Unvested time-based restricted shares or units are counted toward the satisfaction of these guidelines. However, unexercised stock options and unearned performance-based restricted stock units do not count toward satisfaction of these guidelines. Non-employee directors and executive officers have five years from the date of first election or appointment, as applicable, to reach the required level of stock ownership. In the event of an increase in the annual cash retainer or an increase in the ownership requirement, the executives and non-employee directors have five years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines. Our officers and Directors were in compliance with these ownership guidelines as of December 31, 2017.
Compensation governance and risk assessment. A risk assessment of the executive compensation program is undertaken as part of the annual procedures for the Compensation Committee. That process includes assessing:

•	Each aspect of the various components of direct compensation (salary, annual cash incentives, and long-term incentives); and

•	Metrics used for any performance-based plans.
The risks are assessed for each component and metric, along with consideration being given to alternative compensation approaches. To the extent that risks are identified, the Compensation Committee also considers whether the risks have or can be mitigated through various features of the compensation plans. Further discussion of the risk assessment is contained in the “Executive Compensation” section in this proxy under the heading “Risk Assessment of Compensation Programs.”

2018 Proxy Statement | 22

Consideration of Advisory Say on Pay Voting Results
The Company asks the stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Company’s proxy statement (commonly known as the “Say on Pay” advisory votes). While the Say on Pay votes are advisory votes and are not binding on the Company, the Compensation Committee strongly values the opinions of the stockholders as expressed in the Say on Pay votes. On an ongoing basis, the Compensation Committee:

•	Monitors the performance of the Company and its senior executives;

•	Makes business determinations concerning what performance goals the Compensation Committee believes are appropriate;

•	Determines what financial incentives are appropriate to incentivize the achievement of these goals; and

•	Designs and modifies the Company’s executive compensation programs as it deems appropriate and consistent with these determinations.
In making its determinations, the Compensation Committee is guided by its obligations to the Company’s stockholders and its business judgment concerning what is in the best interest of the stockholders.
In 2017, the Company’s stockholders voted 97% (excluding broker non-votes) in favor of our executive compensation practices as disclosed in the Company’s proxy statement. In advance of the vote at the annual meeting, and otherwise throughout 2017, we have engaged in discussions with and received input from our stockholders regarding executive compensation. Taking into consideration all of the input that we received, and the previous positive results of voting on our executive compensation practices, in 2017 the Compensation Committee introduced cash awards under the Cash Plan to our executive compensation in order to reduce stockholder dilution and preserve available shares under our 2015 Plan. The mix of time-based restricted stock units, time-based cash awards and performance-based cash awards provides the NEOs with variable, incentive compensation which aligns with stockholder interests while also providing a retention component.

The Process of Managing our Executive Compensation Programs
Role of Compensation Committee. The Compensation Committee of the Board of Directors currently consists of six independent non-employee directors, Anthony J. Best (Chairman), G. Stephen Finley, Roderick A. Larson, John C. Mingé, Rose M. Robeson and Gary L. Warren. The non-executive Chairman of the Board, David C. Anderson, attends the meetings of this Committee but does not vote (except in connection with compensation decisions related to our CEO).
The Compensation Committee operates under a written charter adopted by the Board of Directors on June 11, 2003, and last revised on November 14, 2017. The Compensation Committee charter is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary. In addition to the more specific responsibilities set forth in its charter, the Compensation Committee:

•
Discharges the Board of Directors’ responsibilities with respect to all forms of compensation of our executive officers (although decisions regarding the compensation of the CEO require the participation of all of the independent directors of the Board);

•	Administers our equity incentive plans; and

•	Produces an annual compensation committee report for our proxy statement.
As part of its authority and responsibilities, our Compensation Committee establishes our overall compensation philosophy and reviews and approves compensation for our NEOs. As further explained below, our Compensation Committee approves the specific compensation of our CEO (with the participation of all independent directors of the Board of Directors) and each of our other NEOs. The Compensation Committee reviews the Compensation Committee charter annually to determine if there are any additional compensation or benefits issues it may need to address and to verify that the Compensation Committee has met all its assigned responsibilities for the year. The Compensation Committee also undertakes a “self-evaluation” of its performance on an annual basis. This self-evaluation allows the committee members to assess areas for improvement in the compensation program and processes. The Compensation Committee establishes a calendar annually for specific compensation actions to address throughout the year.
Engagement of an Independent Advisor. The Compensation Committee has the authority to retain special counsel and other experts, including compensation consultants. Since 2012, the Compensation Committee has

2018 Proxy Statement | 23

retained the services of Pearl Meyer to act solely as the consultant for the Compensation Committee. The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent and has no conflict of interest in providing executive compensation consulting services. In making this determination, the Compensation Committee noted that during fiscal 2017:

•
Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;

•	Fees we paid to Pearl Meyer for 2017 were less than 1% of Pearl Meyer’s total revenue for the year;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants (or any consultants at Pearl Meyer) working on Company matters had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters directly owned Company stock.
The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Role of executive officers and consultants. While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultants, our CEO, CFO, Vice President, Human Resources and General Counsel/Chief Administrative Officer to make recommendations with respect to specific compensation decisions. Our Compensation Committee, without management present, regularly meets in executive session and with its compensation consultants to review executive compensation matters, including market and survey data as well as peer group information.
The CEO’s role in establishing compensation includes making recommendations to the Compensation Committee on performance evaluation, base salary, and both equity and non-equity incentive compensation for executive officers and senior management (other than the CEO). The CEO, CFO, Vice President, Human Resources and General Counsel/Chief Administrative Officer, as invited guests, also participate in Compensation Committee meetings, from time to time, to provide information regarding our strategic objectives, financial performance, and recommendations regarding compensation plans. Management or the compensation consultants may be asked to prepare information for any Compensation Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Reports on achievement of individual and corporate performance objectives, including financial goals;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•
Information on the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable upon voluntary or involuntary termination, early or normal retirement, or following a severance with or without a change in control; and

•	Information regarding all non-equity and equity incentive, health, welfare and retirement plans.
Compensation benchmarking relative to market. The Compensation Committee believes that pay practices at other companies provide useful information in establishing compensation levels and recognizes that our compensation practices must be competitive in the marketplace in order to attract, retain and motivate key executive personnel. Benchmarking and aligning base salaries is critical to a competitive compensation scheme because other elements of compensation are affected by changes in base salary.
Accordingly, the Compensation Committee compares compensation levels for the NEOs with compensation levels at companies in an industry peer group. For 2017, the compensation consultants analyzed the executive compensation data in proxy statements of a peer group consisting of publicly traded oilfield services and equipment

2018 Proxy Statement | 24

companies comparable in size to us in annual revenues, market capitalization, enterprise value, and corporate assets. We review the peer group periodically, typically at the end of each calendar year, so that the composition of the peer group continues to include companies whose size and business models are comparable to ours and who are more likely to compete with us for executive talent.
The following companies were included in the peer group for 2017:

		Financial Size
Ticker	Company Name	2016 Fiscal Year Revenues ($MM)	2017 Fiscal Year Revenues ($MM)	December 2017 Market Cap ($MM)
CRR	CARBO Ceramics Inc.	$103	$189	$276
CLB	Core Laboratories NV	$595	$660	$4,836
DRQ	Dril-Quip Inc.	$539	$456	$1,806
FTK	Flotek Industries Inc	$263	$317	$265
FET	Forum Energy Technologies	$588	$819	$1,674
HLX	Helix Energy Solutions Group Inc	$488	$581	$1,114
MTRX	Matrix Service Co	$1,312	$1,198	$476
OIS	Oil States International Inc.	$694	$671	$1,446
PKD	Parker Drilling Co	$427	$443	$139
PES	Pioneer Energy Services Corp	$277	$447	$236
RES	RPC Inc.	$729	$1,595	$5,529
SPN	Superior Energy Services Inc.	$1,450	$1,874	$1,474
TTI	TETRA Technologies Inc.	$695	$820	$495
SLCA	U.S. Silica Holdings, Inc.	$560	$1,241	$2,645
WG	Willbros Group Inc.	$732	$850	$90
TESO	Tesco Corporation (1)	NA	NA	NA

	75th Percentile	$712	$1,024	$1,740
	MEDIAN	$588	$671	$1,114
	25th Percentile	$457	$451	$271

NR	Newpark Resources Inc.	$471	$748	$767
	Percentile ranking	27%ile	54%ile	46%ile

(1)	Tesco Corporation was acquired by Nabors Industries Ltd. on December 15, 2017, is no longer separately traded and has been removed from our peer group.
As reflected in the table above, for fiscal year 2016, the Company’s total revenues were below the median relative to this peer group. Given the timing of peer group pay disclosures, peer group data used for benchmarking was representative of 2016 compensation. With the slow recovery in the market as a result of the gradual increase in commodity prices, our relative standing in terms of revenue size shifted to slightly above the median in 2017. We believe, and Pearl Meyer has advised, that the group shown continues to provide a reasonable reflection of our competitive market for executive compensation benchmarking. As noted above, we review the composition of this group each year to ensure that it remains appropriate for these purposes. For 2018, the Compensation Committee has determined that the peer group will be expanded to include the following companies, in addition to those listed above, except for Tesco Corporation:
Basic Energy Services Inc.    C&J Energy Services Inc.    Key Energy Services Inc.
The compensation consultant assisted the Compensation Committee in reviewing the compensation paid to executive officers of the peer group of companies. The compensation consultant also provided the Compensation Committee with information regarding compensation programs and compensation levels for companies in the 25th, 50th and 75th percentiles of the compensation for positions similar to those of our executives as reflected in the proxy filings of the companies in our peer group and compensation survey data from general industry and the oilfield services industry.
Where possible, survey results are adjusted to reflect our size, based on annual revenue, and industry. The data is then blended on a weighted basis, which for 2017 was 70% weighted toward the peer group and 30% weighted toward the survey data. The peer group and survey data collectively will be referred to as market data throughout this proxy statement. The compensation consultant also provides advice on compensation trends and types of awards being used for equity incentive compensation.

2018 Proxy Statement | 25

Targeting market median. The Compensation Committee generally targets the market median for NEO target total direct compensation (i.e., compensation achievable upon attainment of target objectives). However, when determining individual pay levels, the Compensation Committee also considers individual factors, including historical compensation levels, results achieved, experience, potential future contribution, roles and responsibilities. In addition, the Compensation Committee reviews other factors, including competitive pay practices, the relative compensation levels among our executive officers, industry conditions, corporate performance, stockholder input, and the overall effectiveness of the compensation program in achieving desired performance levels. Consequently, individual pay opportunities may vary from the targeted (i.e., market median) level.
Timing and process of compensation decisions. During the first quarter of each year, many compensation decisions are made, but the process of establishing compensation continues throughout the year. After considering the recommendations of our CEO and other members of management, the market data, surveys and analysis provided by its compensation consultants and external market conditions in the first quarter of each year, the Compensation Committee generally adheres to the schedule below:

First Quarter	●	Consider changes to the executive base compensation for the current year.
	●	Review actual performance compared to goals established for cash incentive compensation in the previous year and approve any payments thereunder.
	●	Set individual and company performance goals for cash incentive compensation for the current year.
	●	Consider preliminary plans for equity incentive grants for the current year.
	●	Evaluate the performance of NEOs and begin preparation of this analysis for the stockholders (i.e., for the Compensation Discussion and Analysis).
Second Quarter	●	Review performance relative to the targets for our equity incentive awards, if any, and approve any awards that may be issued (awards may also be approved and issued in the third quarter).
	●	Consider and approve equity grants of options and restricted stock (performance-based or otherwise).
	●	Establish corporate performance objectives, if any, for NEOs under our equity incentive plans (may also be established in the first quarter).
	●	Report its decisions and recommendations to the Board.
Third Quarter	●	Consider and address any compensation related issues that may arise.
Fourth Quarter	●	Review and approve the total compensation strategy to assure alignment with business strategy.
	●	Review the next year’s salary merit increase budget for all employees (final approval occurs as part of the Board’s budget approval process in the first quarter of the next year).
	●	Review the Compensation Committee’s performance and charter.
	●	Review the compensation totals for each executive as part of the process for assessing executive compensation.
	●	Review the composition of the peer group.
	●	Engage in a risk assessment of our compensation plans, a process which is led by the compensation consultant.
On an as-needed basis, the Compensation Committee reviews and revises the compensation plans, including cash incentive, equity incentive, special benefit and incentive plans, and provisions of employment and change in control agreements for executives. The Compensation Committee proposes any revisions of the plans to the Board of Directors, which then considers the changes and approves them before the revisions take place (subject to stockholder approval, as applicable). In addition, the Compensation Committee reviews employee health, welfare and retirement plans for design, funding and fiduciary responsibilities on a periodic basis.

2018 Proxy Statement | 26

ELEMENTS OF EXECUTIVE COMPENSATION

Direct Compensation
Base Salary. We provide NEOs with a base salary to compensate them fairly for the services they render throughout the year. As with total compensation, base salaries are designed to be generally competitive with executive salary levels at our peer group companies. The Compensation Committee considers comparable salary information from the market data that is provided by the compensation consultants as well as recommendations made by our CEO for our other executive officers. In addition, the Compensation Committee, in determining the base pay, considers each individual’s performance over time, experience, potential future contribution, role and responsibilities. Consequently, executive officers with higher levels of sustained performance over time and/or executive officers assuming greater responsibilities are paid correspondingly higher salaries.
We generally establish base salary compensation for our NEOs near the median of the compensation reflected in the market data. Due to the challenging business environment in 2015 and 2016, effective March 1, 2016, the NEOs agreed to a 10% reduction in base salary, which was restored effective April 1, 2017. The individual base salaries for the NEOs for 2017 were between 90% and 115% of the market median.
Base salaries are generally reviewed by the Compensation Committee in the first quarter of the year and increases (if any) are typically approved with an effective date of April 1 of each year. The Compensation Committee evaluated the performance of our Company, the CEO (this evaluation was performed jointly with the independent directors) and the recommendations of the CEO regarding the other executive officers in addition to considering the individual factors listed above. The Compensation Committee also considered the conditions of the general economy and the energy services markets in particular. The Compensation Committee also noted that, as reflected in the amendments to the employment agreements of the NEOs, the Committee approved a reduction in the base salaries of the NEOs of 10%, effective from March 1, 2016, through March 31, 2017. On April 1, 2017, the base salaries of the NEOs were returned to pre-reduction levels. On the basis of its review in February 2018, the Compensation Committee (along with the independent directors in the case of the CEO) approved the following base salaries of the NEOs for 2018. The following table sets forth the base salaries of our NEOs for 2017 and 2018, which includes the approval by the Compensation Committee, based on the market data supplied, of an increase in the salaries of Messrs. Howes, Piontek and Lanigan:

Executive	2017 Annualized Salary(1)	2018 Annualized Salary	Percent Increase
Paul L. Howes	$750,000	$800,000	6.7%
Gregg S. Piontek	$385,000	$423,500	10.0%
Mark J. Airola	$385,000	$385,000	—%
Matthew S. Lanigan	$350,000	$385,000	10.0%
Bruce C. Smith	$416,000	$416,000	—%

(1)	Effective as of April 1, 2017.
Annual Non-Equity (Cash) Incentive Compensation. Under our 2010 Annual Cash Incentive Plan, NEOs are eligible to receive annual cash bonuses based on achieving corporate and business unit financial goals and individual objectives, consistent with our pay for performance philosophy. The specific performance measures are determined annually by the Compensation Committee. We intend for the plan to:

•	Hold executives responsible for delivering results that contribute to growth in stockholder value;

•	Provide a financial incentive to focus on specific performance targets;

•	Reward NEOs based on individual and company/business unit performance; and

•	Encourage NEOs to continually improve our performance.
Annual incentives are designed to be earned in the range of the market median when individual and corporate objectives are achieved at target and between the market median (i.e., within the market 50th percentile range) and the 75th percentiles when individual and corporate objectives are exceeded. Similarly, the annual incentives are designed to earn below the market median (or even $0) when individual and corporate objectives are not achieved.

•	Target total cash opportunities (base salaries plus target annual incentive opportunities) for the NEOs at the beginning of 2017 were approximately 100% of the market median.

2018 Proxy Statement | 27

•
Actual total cash (salary plus actual annual incentive earned) for the NEOs was above the 75th percentile; however, the market data available for comparison includes cash incentive information from the prior year when, on average, our peer companies paid-out at levels below target.

Note that when comparing the annual incentives for 2017, the market data available assumes performance at the target level and does not include estimates of what was actually paid for 2017 performance among the peer group. Annual cash incentive awards are linked to the achievement of company-wide and business unit quantitative performance goals and can include individual objectives and are designed to place a significant portion (50% - 80%) of total compensation at risk.
The annual cash incentive opportunity (expressed as a percentage of base salary) for each participant is based on the potential to affect operations and/or profitability. In 2017, the threshold, target and over-achievement cash incentive opportunities for the NEOs, expressed as a percentage of base salary, are summarized in the table below (along with target award opportunities as approved by the Compensation Committee):

	Incentive Opportunity as a Percent of Salary
Name/Title	Threshold	Target	Over-Achievement
Paul L. Howes	30.0%	100%	200%
Gregg S. Piontek	19.5%	65%	130%
Mark J. Airola	19.5%	65%	130%
Matthew S. Lanigan	19.5%	65%	130%
Bruce C. Smith	19.5%	65%	130%
Target performance for 2017 was set based on budgeted financial objectives approved by the Board of Directors for the year. The Compensation Committee then established several benchmark levels of performance in the plan to help guide determination of actual awards, and the benchmarks reflected in the table below were applicable to the corporate financial performance objectives. The performance objectives for Mr. Smith and Mr. Lanigan included other benchmarks tailored for specific division financial goals.

	Below Threshold	Threshold	Target	Over-Achievement
Percent of Goal Achieved	< 60% of goal achieved	60% of goal achieved	100% of goal achieved	130% of goal achieved
Percent of Target Bonus Opportunity Earned	0% of target earned	30% of target earned	100% of target earned	200% of target earned
The structure of the 2017 Annual Non-Equity (Cash) Incentive Compensation plan is graphically represented below.

2018 Proxy Statement | 28

2017 Annual Incentive Performance Payout Range. The Compensation Committee looks at the current and prior year’s achievements before setting new performance targets each year. The Compensation Committee intends to set financial performance targets at achievement levels which will challenge the NEOs. In recognition of the continuing challenges in the business environment in 2017, the Compensation Committee continued to focus on cash generation for 2017. Using Adjusted EBITDA as a performance metric in 2017 focused management on the importance of cash flow to preserve stockholder value and maintain a strong balance sheet. Performance measures and weights applicable to our NEOs in 2017 are presented in the table below:
Non-Equity Incentive Plan Weighting for 2017

	Performance Measure Weighting – Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Paul L. Howes(1)	Gregg S. Piontek(1)	Mark J. Airola(1)	Matthew S. Lanigan(2)	Bruce C. Smith(3)
Company Financial Performance Objective — Adjusted EBITDA	85%	85%	85%	20%	20%
Division Financial Performance Objective — Adjusted EBIT, Net of Capital Charge(4)				70%	50%
New Technology Financial Performance Objective — Revenue					20%
Discretionary	15%	15%	15%	10%	10%
Total	100%	100%	100%	100%	100%

(1)
Discretionary factors for Messrs. Howes, Piontek and Airola were (i) safety, (ii) business development, (iii) financial, (iv) implementation of global information technology, and (v) developing personnel and skills.

(2)
Discretionary factors for Mr. Lanigan were (i) safety, (ii) completion of business development projects, (iii) improvements in manufacturing, (iv) global financial system implementation and (v) complete commercialization of EPZ Mat.

(3)
Discretionary factors for Mr. Smith were (i) safety, (ii) deepwater expansion, (iii) maintain budgeted DSIs (Days Sales In Inventory), (iv) maintain budgeted DSOs (Days Sales Outstanding), and (v) information technology implementaton.

(4)	The capital charge is calculated by multiplying the net capital employed at the business unit by the estimated cost of capital for the Company, established at 12% at the inception of 2017.
2017 Results. Consolidated Adjusted EBITDA for 2017 was $66.3 million as compared to the target of $40.0 million. This level of performance was at the super over-achievement level. In accordance with guidance previously adopted by the Compensation Committee, the following adjustments were made and approved by the Compensation Committee: (i) excluded certain merger and acquisition costs; (ii) excluded charges associated with our settlement with Ecoserv, LLC; (iii) excluded operating income attributable to the acquisition of Well Service Group, Inc. and Utility Access Solutions Inc; (iv) excluded the cost of our Hurricane Harvey employee assistance program; (v) excluded Brazil tax amnesty program expense; and (vi) included the cost of super over-achievement bonuses not recognized in the 2017 results. The portion of the annual incentive representing amounts paid out above over-achievement will be deferred for two years and is subject to forfeiture during the deferral period.
Adjusted EBIT, net of the capital charge for the Fluids Systems segment, was $(25.7) million compared to a target of $(39.3) million, representing a performance between target and over-achievement and a payout at 184% of target. Consistent with the above, the results for Fluids Systems were adjusted to reflect the following: (i) excluded Brazil tax amnesty program expense and (ii) included the cost of super over-achievement bonuses not recognized in the 2017 results. Revenue attributed to new technology was 10.6% of the North American revenue for Fluids Systems, as compared with a target of 12.5%. This result produced a performance level above the threshold level, and a total payout at 80% of the target for this element of the annual cash incentive for Mr. Smith.
Adjusted EBIT, net of the capital charge for the Mats & Integrated Services segment, was $21.6 million versus a target of $5.9 million. Consistent with the above, the results for the Mats & Integrated Services were adjusted to reflect the following: (i) excluded operating income attributable to the acquisition of Well Service Group, Inc. and Utility Access Solutions Inc.; (ii) excluded the cost of our Hurricane Harvey employee assistance program; (iii) excluded charges associated with certain employee retirement expense; and (iv) included the cost of super over-achievement bonuses not recognized in the 2017 results. The performance resulted in a payout above the super over-achievement level for 2017. The portion of the annual incentive representing amounts paid out above over-achievement will be deferred for two years and is subject to forfeiture during the deferral period.

2018 Proxy Statement | 29

In addition, for 2017, between 10% and 15% of the bonus opportunity was allocated to discretionary factors, and the Compensation Committee assessed the executives’ performance, on a cumulative basis, at target or slightly above target for the metrics described in the table above.
For 2018, the following incentive plan targets and metrics apply:
Non-Equity Incentive Plan Weighting for 2018

	Performance Measure Weighting – Percent of Target Opportunity Contingent Upon Each Performance Measure
Metric	Paul L. Howes	Gregg S. Piontek	Mark J. Airola	Matthew S. Lanigan	Bruce C. Smith
Company Financial Performance Objective — ADJUSTED EBITDA	85%	85%	85%	15%	85%
Division Financial Performance Objective — ADJUSTED EBIT, Net of Capital Charge				70%
Discretionary	15%	15%	15%	15%	15%
Total	100%	100%	100%	100%	100%
Target Bonus Opportunity As a percentage of base salary	100%	75%	65%	70%	65%
The Compensation Committee believes that Adjusted EBITDA for the corporate executives and Adjusted EBIT, net of capital charge for the operating division leadership remain the appropriate metrics for financial performance for 2018. EBITDA is a recognized financial metric in the oil and gas industry and is typically one of the metrics used by investors and analysts in this sector to value our company’s shares. Further, a number of our peers use EBITDA as their financial performance metric (or use a metric similar to EBITDA). EBITDA can be adjusted for items such as severance costs and impacts of discontinued operations. The Compensation Committee will also consider making adjustments to EBITDA for other special items based primarily upon managements’ responsibility for the item/event and managements’ response. For the leadership of Fluids Systems and Mats & Integrated Services, the Compensation Committee will continue to use EBIT, net of capital charge, as the financial performance metric, reflecting an additional focus on returns on capital. The Compensation Committee also established benchmark levels for determining the actual awards to be earned, and the benchmarks reflected in the table below are applicable to the financial performance objectives. The performance objectives for Mr. Lanigan include other benchmarks tailored for specific division financial goals.

	Below Threshold	Threshold	Target	Over- Achievement	Super Over-Achievement
Percent of Goal Achieved - Consolidated	< 60% of goal achieved	60% of goal achieved	100% of goal achieved	140% of goal achieved	>140% of goal achieved
Percent of Target Bonus Opportunity Earned	0% of target earned	30% of target earned	100% of target earned	200% of target earned	>200%, capped at 300% of target earned
For 2018, the Compensation Committee included the super over-achievement level of performance in the annual non-equity incentive plan; however, the Committee elected to cap the potential payout from a super over-achievement at 300% of target. The purpose of including this feature is to ensure that incentives remain in place as the oil and gas industry strengthens in 2018. As in prior years, the super over-achievement level is also intended to enhance retention by deferring any payments associated with achievement at this level over a 2-year period (with the exception of amounts below $20,000).
Long-Term Incentive Compensation. The Compensation Committee believes that long-term incentive awards are a primary method of retention, especially in a challenging environment. Long term incentives align the interest of our stockholders with that of our NEOs. For 2017, the Compensation Committee chose to maintain the allocation of 50% of the target long-term incentive to time-based restricted stock units, but decided to introduce long-term cash incentives with 25% allocated to time-based cash awards and the remaining 25% to performance-based cash awards.
The Compensation Committee considered the following in reaching its conclusion regarding the benefits of long-term incentive awards:

2018 Proxy Statement | 30

•	A review of our compensation structure showed that our program for 2017 was closely aligned with the compensation programs of the companies in our peer group; and

•	Providing a program with a balanced mix of performance incentive, retention and stockholder alignment will achieve the desired results of continued success.
Individual equity incentives (as a multiple of base salary) are generally based on a range around the median of the equity incentives reflected in the market data. The individual total direct compensation (target total cash, plus all long-term incentive awards) for the current NEOs for 2017 were between 86% and 123% of the median for the compensation reflected in the combined market data for all named executives and the peer group.
In determining appropriate awards, the Compensation Committee periodically reviews competitive market data, each NEO’s past performance, ability to contribute to our future success and growth and time in the current position. The Compensation Committee also considers recommendations of the compensation consultants and CEO. The Compensation Committee also takes into account the risk of losing the NEO to other employment opportunities. The Compensation Committee considers the foregoing factors together and makes a subjective determination with respect to awarding long-term incentive compensation. The Compensation Committee believes that market competitive grants, along with three-year vesting requirements, are the most effective method of reinforcing the long-term nature of the incentive. The Compensation Committee considers the value of previous awards and grants (whether vested or not) as well as the likelihood of achieving performance goals in previous awards and grants in determining the current year’s awards and grants.
Long-Term Cash Incentive Compensation. In June 2017 our Board of Directors and Compensation Committee approved the Cash Plan in response to concerns over the dilutive effects of long-term executive compensation during the downtown of the oil and gas industry in the prior years. Historically, we provided long-term incentive awards through regular grants of stock options, restricted stock units and performance-based restricted stock units to NEOs. In 2017, the Compensation Committee granted 25% of our NEOs long-term incentive compensation in the form of time-based cash awards and 25% in the form of performance-based cash awards.

•
Time-based cash awards were granted to NEOs beginning in 2017 to encourage executive retention during a period in our sector when executive talent is being attracted to other industries due to the decline in value of unvested equity. The Compensation Committee decides each year whether to include performance objectives in the grants and, if so, the appropriate targets. The Compensation Committee believes long-term cash incentives without performance criteria, provide an important retention value to NEOs during periods of decline in our stock value. The time-based cash awards vest in annual increments over three-years. For 2017, the Compensation Committee decided to approve annual vesting over two-years for Mr. Smith’s time-based cash-award in anticipation of his successful transition into his new role.

•
Performance-based cash awards were granted to NEOs beginning in 2017 with a metric tied to relative TSR against a peer group of companies. Taking into consideration input from our stockholders, along with the compensation practices of our peer group, the Compensation Committee elected to include these performance-based long-term cash incentives to further enhance linkage between the performance of our Company and the compensation of our NEOs. The TSR awards are earned at levels between 0% and 150% of target depending on our TSR performance relative to a peer group of companies at the completion of a three-year period.

Long-Term Cash Incentive Compensation Decisions. The following grants were made in 2017 for each of the NEOs under the Cash Plan:

Executive	Time-Based Cash Award Granted(1)	TSR Cash Grant (Target Payout)
Paul L. Howes	$618,750	$618,750
Gregg S. Piontek	$173,250	$173,250
Mark J. Airola	$182,875	$182,875
Matthew S. Lanigan	$131,250	$131,250
Bruce C. Smith	$104,000	$104,000

(1)	The amounts reflected vest annually over a three-year period, except Mr. Smith’s, whose award vests annually over a two-year period.
Equity Incentive Compensation. Due to the decline of stock prices in the oil and gas industry, the total number of shares of stock options, restricted stock units and performance-based units awarded to our NEOs and other employees increased, impacting the dilutive effect to our stockholders. In order to protect our stockholders from

2018 Proxy Statement | 31

significant dilution, we limited the use of equity in long-term incentives for 2017. The restricted stock units granted to our NEOs comprised 50% of their long term incentive compensation. Remaining consistent to our compensation philosophy, restricted stock units provide NEOs with additional incentives to maximize stockholder value and provide a link between their interests and the interests of our stockholders.
The Compensation Committee believes restricted stock unit grants, including grants without performance criteria, facilitate the most direct long-term share ownership by our NEOs. These awards have been structured to be earned, or vest, over a three-year period, except, for 2017, Mr. Smith’s award will vest annually over a two-year period. Our practice of regular annual grants provides for multi-year overlapping of grant periods which enhances alignment with stockholders and encourages stability and retention of our core leadership team.
Equity Incentive Compensation Decisions. The following grants were made on May 18, 2017:

Executive	May 2017 Annual Restricted Stock Unit Grant (# of shares)
Paul L. Howes	158,653
Gregg S. Piontek	44,423
Mark J. Airola	46,891
Matthew S. Lanigan	33,653
Bruce C. Smith	26,666	(1)

(1)	Amount reflected will vest annually over two-years.
Supplemental Awards. The Compensation Committee approved the following supplemental grants of (i) restricted stock units to Messrs. Howes and Lanigan on May 18, 2017 and (ii) a time-based cash award to Mr. Lanigan on June 10, 2017. The supplemental awards vest over a four-year period, with one-half vesting on the second anniversary of the date of grant and the balance vesting on the fourth anniversary of the date of grant.

Executive	May 2017 Supplemental Grant of Time-based RSU (#)	June 2017 Supplemental Grant of Time-Based Cash ($)
Paul L. Howes	50,000	—
Matthew S. Lanigan	12,820	$300,000
In administering the long-term incentive plan, the Compensation Committee is sensitive to the potential for dilution of future earnings per share. In May 2017, 747,661 restricted stock units were granted to 137 executive officers and employees, or about 7.2% of total employees. The awards were approximately 0.8% of our outstanding shares at the time of grant. For further information regarding the awards to the NEOs, see the 2017 Grants of Plan-Based Awards Table.
As a general proposition, the higher-level positions have greater emphasis on longer-term incentives. The size of long-term incentive awards will vary from year to year to reflect current year performance of our Company and/or the individual and current market trends. The Compensation Committee determines the award level for executive officers, if any, on an annual basis usually in the first or second quarter each year.
All equity awards that have been granted to our employees are reflected in our consolidated financial statements at fair value on the grant date in compliance with Accounting Standards Codification (ASC) Topic 718, “Stock Compensation,” which we refer to as ASC Topic 718.

Indirect Compensation
Employee benefits are designed to be competitive and to attract and retain employees. From time to time, the Compensation Committee reviews our benefit plans and recommends that the Board implement certain changes to existing plans or adopt new benefit plans.
Health and Welfare Benefits. We offer a standard range of health and welfare benefits to all employees, including executive officers. These benefit plans provide the same terms to all similarly situated employees. These benefits include: medical, prescription drug, vision and dental coverage, life, accidental death and dismemberment and travel accident insurance, short and long-term disability insurance, an employee assistance plan, health savings

2018 Proxy Statement | 32

accounts and flexible spending accounts. In addition, we pay the cost of an annual physical for each executive officer and executive officers have excess life insurance for which we pay the premiums. These costs are disclosed in the Summary Compensation Table.
Employee Stock Purchase Plan. We offer an employee stock purchase plan allowing employees to purchase our common stock through payroll deductions under the Newpark Resources, Inc. Amended and Restated Employee Stock Purchase Plan. Employees, including executive officers, can set aside up to 10% of their paycheck to purchase stock at 85% of the fair market value of the stock on the first or last day of each six month offering period, whichever is lower.
401(k) Plan. We offer a defined contribution 401(k) plan to our employees, including executive officers. The plan helps employees save for retirement, reduce current income taxes and defer income taxes on savings and investment income until retirement. The participants may contribute from 1% up to 50% of their base and cash incentive compensation. Our 401(k) plan allows us to make matching contributions which were suspended March 30, 2016, as a result of deteriorating business conditions, and reinstated June 1, 2017. Upon reinstatement, we are making matching contributions of 100% on the first 3% of the employee’s compensation and 50% of the next 3% of the employees compensation. New employees vest in the matched contributions at a rate of 20% per completed year of service. New employees are auto-enrolled in our 401(k) plan at 6% of the employee’s compensation. During 2017, an employee could contribute up to $18,000, and employees age 50 or older were allowed to make additional catch-up contributions to the plan up to $6,000.
Other Perquisites and Personal Benefits. We do not offer any perquisites or other personal benefits to any NEO with a value over $10,000 beyond those outlined below. Paul L. Howes receives an annual stipend of $20,000 for car allowance and memberships. Mr. Howes is eligible for reimbursement of 50% of the initiation fee for a personal country club membership, but has not accessed that benefit to date. Mark J. Airola is eligible for reimbursement of 50% of the initiation fee for a personal country club membership up to a maximum of $30,000, but has not accessed that benefit to date. Mr. Airola, Matthew S. Lanigan, and Gregg S. Piontek each receive a car allowance of $1,300 per month. Mr. Smith is provided a company vehicle, the personal use portion of which is included in the Summary Compensation Table.

Employment Agreements
Each NEO’s employment agreement, except for Mr. Lanigan, was amended twice during 2016. The first amendment reflected the reduction of the executive’s base salary by 10% effective April 1, 2016 and the second amendment extended the effective period of the reduction from December 31, 2016 to March 31, 2017.
Employment Agreement with Paul L. Howes. On March 22, 2006, Mr. Howes entered into an employment agreement with us under which he serves as CEO. This agreement was amended on June 7, 2006 to add a definition for Change in Control. The agreement was amended again on December 31, 2008 to extend the term until March 31, 2011 and make certain changes to the Change in Control provisions to comply with Section 409A of the Internal Revenue Code. As amended, the term of the employment agreement was through March 31, 2011, with automatic renewal thereafter for successive one-year periods ending on each March 31, unless Mr. Howes’ employment is terminated by either party giving 60 days’ written notice. Under this employment agreement, Mr. Howes is entitled to receive the following compensation and benefits:

•	Annual base salary of $800,000 (as adjusted effective April 1, 2018);

•
An opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee;

•
Payment of one-half the initiation fee for membership in the country club of Mr. Howes’ choice and an annual stipend of $20,000 to be used by Mr. Howes in his discretion for monthly club dues, automobile costs, and similar expenses;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Howes in the performance of his duties;

•	Four weeks of paid vacation;

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel;

2018 Proxy Statement | 33

•	An annual medical examination; and

•	Travel life insurance in the minimum amount of $2,000,000, medical evacuation insurance and other appropriate security measures while traveling for business purposes.
Mr. Howes’ employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Howes’ election upon 30 days’ notice to us for “Good Reason” (as defined below) or Mr. Howes’ voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days’ notice given by us or Mr. Howes in advance of the expiration of the initial or any successive employment terms under Mr. Howes’ employment agreement.
As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Howes’ performance of his duties, (ii) a detrimental change in Mr. Howes’ duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Howes, (iv) diminution of Mr. Howes’ salary or benefits, (v) our failure to obtain the assumption of Mr. Howes’ employment agreement by any successor or assignee of ours or (vi) the relocation of Mr. Howes’ principal place of employment by more than 50 miles (other than to Houston, Texas).
As used in this agreement, “Cause” means (i) conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act constituting a felony; (ii) dishonesty, willful misconduct or gross neglect by Mr. Howes of his obligations under his employment agreement that results in material injury to us; (iii) appropriation (or an overt act attempting appropriation) of a material business opportunity of ours; (iv) theft, embezzlement or other similar misappropriation of our funds or property; or (v) failure to follow our reasonable and lawful written instructions or policy with respect to the services to be rendered and the manner of rendering services by Mr. Howes.
In the event Mr. Howes terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Howes will be entitled to (i) an amount equal to two times the amount of his then current base salary; (ii) an amount equal to two times the target bonus under the 2010 Annual Cash Incentive Plan; (iii) full vesting of all time-based restricted stock and options granted as an inducement to employment; (iv) continuation of medical and dental health benefits for him and any eligible dependents until the earlier of (A) eligibility under another group health insurance plan or (B) 18 months following the date of termination; and (v) payment of outplacement services within the two-year period after termination not to exceed $20,000.
Mr. Howes’ Employment Agreement includes a change in control provision which is discussed in the “Executive Compensation” section of this proxy statement under the heading “Employment Agreements and Change in Control Agreements.”

Employment Agreement with Gregg S. Piontek. On October 18, 2011, Mr. Piontek entered into an employment agreement with us under which he serves as Senior Vice President and Chief Financial Officer. The term of the employment agreement is from November 1, 2011 through October 31, 2014, with automatic renewal thereafter for successive one-year periods, unless Mr. Piontek’s employment is terminated by either party giving 60 days’ written notice. Under this employment agreement, Mr. Piontek is entitled to receive the following compensation and benefits:

•	Annual base salary of $423,500 (as adjusted effective April 1, 2018);

•
An opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Piontek;

•	Car allowance;

•	Four weeks of paid vacation;

•	Life insurance equal to three times the executive’s base salary; and

•	Participation in the health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

2018 Proxy Statement | 34

Mr. Piontek’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Piontek’s election upon 30 days’ notice to us for “Good Reason” (as defined below) or Mr. Piontek’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days’ notice given by us or Mr. Piontek in advance of the expiration of the initial or any successive employment terms under Mr. Piontek’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Piontek’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Piontek, (iii) diminution of Mr. Piontek’s salary or benefits, (iv) our failure to obtain the assumption of Mr. Piontek’s employment agreement by any successor or assignee of ours or (v) the relocation of Mr. Piontek’s principal place of employment by more than 50 miles from The Woodlands, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.
In the event Mr. Piontek terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Piontek will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Piontek would receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Mark J. Airola. On September 18, 2006, Mr. Airola entered into an employment agreement with us under which he serves as Senior Vice President, General Counsel and Chief Administrative Officer. The original term of the employment agreement was from October 2, 2006 through October 2, 2009, with automatic renewal thereafter for successive one-year periods, unless Mr. Airola’s employment is terminated by either party giving 60 days’ written notice. This agreement was amended on December 31, 2012 to address compliance with Internal Revenue Code Section 409A. Under this employment agreement, Mr. Airola is entitled to receive the following compensation and benefits:

•	Annual base salary of $385,000 (as adjusted effective April 1, 2014);

•
An opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Airola in the performance of his duties;

•	Eligibility for reimbursement of 50% of a country club membership initiation fee up to $30,000;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.
Mr. Airola’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Airola’s election upon 30 days’ notice to us for “Good Reason” (as defined below) or Mr. Airola’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days’ notice given by us or Mr. Airola in advance of the expiration of the initial or any successive employment terms under Mr. Airola’s employment agreement. As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Airola’s performance of his duties, (ii) a detrimental change in Mr. Airola’s duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Airola, (iv) diminution of Mr. Airola’s salary or benefits, (v) our failure to obtain the assumption of Mr. Airola’s employment agreement by any successor or assignee of ours or (vi) the relocation of Mr. Airola’s principal place of employment by more than 50 miles (other than to Houston, Texas). As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.
In the event Mr. Airola terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Airola will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Airola will receive

2018 Proxy Statement | 35

(i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Matthew S. Lanigan. On April 22, 2016, Mr. Lanigan entered into an employment agreement with us under which he serves as Vice President and President of Mats & Integrated Services. The initial term of the employment agreement is from April 22, 2016 through April 22, 2019, with automatic renewal thereafter for successive one-year periods, unless Mr. Lanigan’s employment is terminated by either party giving 60 days’ written notice. Under this employment agreement, Mr. Lanigan is entitled to receive the following compensation and benefits:

•	Annual base salary of $385,000 (as adjusted effective April 1, 2018);

•
An opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•
As an inducement to accept employment with us, an award of 50,000 shares of time-based restricted stock, which vest over a four year period, 50% on the second anniversary of the Employment Agreement and the remaining 50% on the fourth anniversary of the Employment Agreement;

•	Eligibility to participate in our long-term incentive plans as determined at the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Lanigan;

•	Car allowance;

•	Four weeks of paid vacation;

•	Life insurance equal to three times the executive’s base salary; and

•	Participation in the health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.
Mr. Lanigan’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Lanigan’s election upon 30 days’ written notice to us for “Good Reason” (as defined below) or Mr. Lanigan’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days’ written notice given by us or Mr. Lanigan in advance of the expiration of the initial or any successive employment terms under Mr. Lanigan’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Lanigan’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Lanigan, (iii) diminution of Mr. Lanigan’s salary or benefits, (iv) our failure to obtain the assumption of Mr. Lanigan’s employment agreement by any successor or assignee of us or (v) requiring Mr. Lanigan to relocate more than 50 miles from The Woodlands, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.
In the event Mr. Lanigan terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Lanigan will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Lanigan will receive (i) full vesting of all options and restricted stock granted as an inducement to employment, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Bruce C. Smith. On July 1, 2017, Mr. Smith entered into an Amended and Restated Employment Agreement with us where he currently serves as our Chief Technology Marketing Officer. The initial term of this employment agreement is from July 1, 2017 until July 1, 2018, with automatic renewals thereafter for successive one-year periods, unless Mr. Smith’s employment is terminated by either party giving 60 days’ written notice. Under this employment agreement, Mr. Smith is entitled to receive the following compensation and benefits:

•	Annual base salary of $416,000;

2018 Proxy Statement | 36

•
An opportunity under our executive incentive compensation plan to earn a cash bonus as a percentage of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	Eligibility to participate in our long-term incentive plans as determined in the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Smith in the performance of his duties;

•	Company car or car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.
Mr. Smith’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Smith’s election upon 30 days’ notice to us for “Good Reason” (as defined below) or Mr. Smith’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days’ notice given by us or Mr. Smith in advance of the expiration of the initial or any successive employment terms under Mr. Smith’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Smith’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Smith, (iii) diminution of Mr. Smith’s salary or benefits, or (iv) requiring Mr. Smith to relocate more than 50 miles from Houston, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.
In the event Mr. Smith terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Smith will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Smith will receive (i) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (ii) payment of outplacement fees, within one year after termination, of up to $20,000.

Tax and Accounting Implications
Accounting. We account for equity compensation expenses for our employees under the rules of ASC Topic 718 which requires us to estimate and record an expense for each award of long-term incentive compensation over the life of its vesting period.
Tax Deductibility of Pay. In conducting the compensation programs for 2017 applicable to our executive officers, the Compensation Committee considered the effects of Section 162(m) of the Internal Revenue Code, which under prior law denied publicly held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or generally their three other most highly compensated corporate officers who are employed on the last day of a given year, unless that compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders. Pursuant to tax law changes made effective for 2018, our CEO, CFO and other NEOs will be included in the executives whose compensation is subject to the $1.0 million limit imposed by Section 162(m). Further to this rule, should any of our current NEOs no longer meet the statutory guidelines for being considered a “covered person” as that term is defined in the Internal Revenue Code, such executive will remain subject to the deductibility limitation of Section 162(m). The exception previously afforded to performance criteria has been eliminated with the result that all of our CEO, CFO and other NEO compensation will be subject to the $1.0 million limit on deductibility. Our performance-based restricted stock units and stock options granted prior to November 3, 2017 under the 2015 Plan will continue to be deductible, so long as those awards are not materially modified in the future.
For awards granted on or after November 3, 2017, all taxable compensation paid to our NEOs, including compensation expense generated in connection with the exercise of options and performance-based restricted stock units granted under our stock incentive plan are not exempt from the Section 162(m) deduction limit. We have in the past, and may from time to time in the future, pay compensation amounts to our executive officers that are not deductible. Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our NEOs even if it results in the non-deductibility of certain amounts under the Internal Revenue Code.

2018 Proxy Statement | 37

Other Tax Implications
Section 409A of the Internal Revenue Code governs the taxation of certain types of “nonqualified deferred compensation.” Failure to comply with the requirements of Section 409A can result in adverse income tax consequences to our executives, including the accelerated income taxation of noncompliant compensation, the imposition of an additional 20% tax on such noncompliant compensation, and the imposition of interest on those taxes. We have taken precautions in the design of our employment agreements (including the severance and change in control provisions), as well as our 2015 Plan and 2010 Annual Cash Incentive Plan and all equity and incentive award agreements, to help ensure compliance with Section 409A and the regulations promulgated thereunder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee in 2017 were Mr. Best (Chairman), Mr. Finley, Mr. Larson, and Mr. Warren. Mr. Mingé was appointed to the Compensation Committee effective as of December 1, 2017. Ms. Robeson was appointed to the Compensation Committee effective as of January 1, 2018. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.
Compensation Committee of the Board of Directors
Anthony J. Best (Chairman)
G. Stephen Finley
Roderick A. Larson
John C. Mingé
Rose M. Robeson
Gary L. Warren

2018 Proxy Statement | 38

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table shows the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the fiscal years ended December 31, 2015, 2016 and 2017.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Paul L. Howes President and Chief Executive Officer	2017	$731,250	$1,627,493	$—	$1,352,813	$23,564	$3,735,120
	2016	$687,500	$1,618,451	$541,058	$202,813	$35,367	$3,085,189
	2015	$750,000	$1,838,018	$612,408	$105,000	$35,547	$3,340,973
Gregg S. Piontek Senior Vice President and Chief Financial Officer	2017	$371,670	$346,499	$—	$446,933	$22,167	$1,187,269
	2016	$337,792	$433,743	$145,002	$64,772	$23,217	$1,004,526
	2015	$368,500	$492,587	$164,122	$33,534	$31,605	$1,090,348
Mark J. Airola Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	2017	$375,381	$365,750	$—	$451,396	$21,987	$1,214,514
	2016	$352,917	$478,341	$159,912	$67,672	$24,286	$1,083,128
	2015	$385,000	$543,230	$180,998	$35,035	$31,097	$1,175,360
Matthew S. Lanigan Vice President and President, Mats & Integrated Services	2017	$341,253	$362,489	$—	$425,884	$22,890	$1,152,516
	2016	$219,188	$469,496	$206,585	$14,247	$13,480	$922,996
	2015	$—	$—	$—	$—	$—	$—
Bruce C. Smith Chief Technology Marketing Officer	2017	$405,603	$207,995	$—	$416,566	$25,011	$1,055,175
	2016	$381,333	$530,455	$177,336	$64,788	$33,502	$1,187,414
	2015	$416,000	$602,418	$200,719	$58,195	$34,392	$1,311,724

(1)
Dollar amount reported reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with ASC Topic 718. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for the relevant assumptions used in the calculation of these amounts.

(2)
Reflects amounts earned under our 2010 Annual Cash Incentive Plan which were earned in 2015, 2016 and 2017. For 2017, the amount reflected does not include the following amounts for each NEO earned but deferred for two years, one-half of which will be paid in March 2019 and the remainder in March 2020, subject to continued employment with us: (i) Mr. Howes - $738,638; (ii) Mr. Piontek - $244,026; (iii) Mr. Airola - $246,463; (iv) Mr. Lanigan - $166,927; and (v) Mr. Smith - $62,660.

(3)	The amount for “All Other Compensation” includes the following for 2017:

	Paul L. Howes	Gregg S. Piontek	Mark J. Airola	Matthew S. Lanigan	Bruce C. Smith
Life Insurance	$3,564	$1,708	$2,322	$1,685	$6,858
Car Allowance/Personal Use of Company Car	$—	$15,600	$15,600	$15,600	$18,153
Annual Stipend in accordance with Employment Agreement	$20,000	$—	$—	$—	$—
Matching Contributions under 401(k)	$—	$3,609	$2,815	$5,605	$—
Matching Contribution for Health Savings Account	$—	$1,250	$1,250	$—	$—

2018 Proxy Statement | 39

GRANTS OF PLAN-BASED AWARDS IN 2017
The following table sets forth certain information with respect to plan-based awards granted to the NEOs identified in the Summary Compensation Table during 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Paul L. Howes	2/22/2017	$225,000	$750,000	$1,500,000	(2)	—		—
	5/18/2017	—	—	—		158,653	(4)	$1,237,493
	5/18/2017	—	—	—		50,000	(5)	$390,000
	6/10/2017	$185,625	$618,750	$928,125	(3)	—		$—
Gregg S. Piontek	2/22/2017	$75,075	$250,250	$500,500	(2)	—		—
	5/18/2017	—	—	—		44,423	(4)	$346,499
	6/10/2017	$51,975	173,250	$259,875	(3)	—		$—
Mark J. Airola	2/22/2017	$75,075	$250,250	$500,500	(2)	—		—
	5/18/2017	—	—	—		46,891	(4)	$365,750
	6/10/2017	$54,863	182,875	$274,313	(3)	—		$—
Matthew S. Lanigan	2/22/2017	$68,250	$227,500	$455,000	(2)	—		—
	5/18/2017	—	—	—		33,653	(4)	$262,493
	5/18/2017	—	—	—		12,820	(5)	$99,996
	6/10/2017	$39,375	131,250	$196,875	(3)	—		$—
Bruce C. Smith	2/22/2017	$81,120	$270,400	$540,800	(2)	—		—
	5/18/2017	—	—	—		26,666	(6)	$207,995
	6/10/2017	31,200	104,000	156,000	(3)	—		$—

(1)
Dollar amount reported reflects the fair value on the date of award or grant, in each case calculated in accordance with ASC Topic 718. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for the relevant assumptions used to determine the valuation of our stock awards.

(2)
Represents threshold, target and over-achievement payout levels under our 2010 Annual Cash Incentive Plan for 2017. Possible payout levels shown under this performance-based plan are based on annualized salary as of April 1, 2017. See “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and accompanying footnote for the amount actually earned by each named executive officer for 2017 performance. Note that performance is assessed separately for each metric included in the 2010 Annual Cash Incentive Plan for 2017 and for the discretionary component there is no threshold level.

(3)
Represents our performance-based long-term cash incentive awards which may be earned in an amount equal to 0% to 150% of target based on our relative TSR performance against a specified peer group over the three-year performance period of June 2017 to May 2020.

(4)	Represents shares of time-based restricted stock units granted under the 2015 Plan. The awards vest annually over three years.

(5)
Represents shares of time-based restricted stock units granted under the 2015 Plan. These awards vest at the rate of 50% on the second anniversary of the date of grant, with the balance vesting on the fourth anniversary of the date of grant.

(6)	Represents shares of time-based restricted stock units granted under the 2015 Plan. The awards vest annually over two years.

2018 Proxy Statement | 40

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Paul L. Howes	150,000	—		$7.89	6/9/2018	—		—	—		—
	200,000	—		$3.31	6/10/2019	—		—	—		—
	139,225	—		$9.13	6/8/2021	—		—	—		—
	200,000	—		$5.57	6/5/2022	—		—	—		—
	107,518	—		$11.43	6/5/2023	—		—	—		—
	124,496	—		$11.20	5/21/2024	—		—	—		—
	104,343	52,171	(2)	$9.00	5/22/2025	—		—	—		—
	91,531	183,062	(3)	$4.32	5/19/2026	—		—	—		—
	—	—		—	—	45,379	(4)	$390,259	—		—
	—	—		—	—	166,479	(5)	$1,431,719	—		—
	—	—		—	—	50,000	(6)	430,000	—		—
	—	—		—	—	158,653	(7)	1,364,416	—		—
	—	—		—	—	—		—	60,900	(8)	$523,740
	—	—		—	—	—		—	104,283	(8)	$896,834
Gregg S. Piontek	28,100	—		$7.89	6/9/2018	—		—	—		—
	23,390	—		$3.31	6/10/2019	—		—	—		—
	19,246	—		$9.13	6/8/2021	—		—	—		—
	83,171	—		$5.57	6/5/2022	—		—	—		—
	28,336	—		$11.43	6/5/2023	—		—	—		—
	33,365	—		$11.20	5/21/2024	—		—	—		—
	27,964	13,981	(9)	$9.00	5/22/2025	—		—	—		—
	24,530	49,060	(10)	$4.32	5/19/2026	—		—	—		—
	—	—		—	—	12,161	(11)	$104,585	—		—
	—	—		—	—	44,616	(12)	$383,698	—		—
	—	—		—	—	44,423	(13)	$382,038	—		—
	—	—		—	—	—		—	16,321	(8)	$140,361
	—	—		—	—	—		—	27,948	(8)	$240,353

2018 Proxy Statement | 41

	Option Awards					Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Mark J. Airola	127,250	—		$3.31	6/10/2019	—		—	—		—
	36,820	—		$9.13	6/8/2021	—		—	—		—
	89,972	—		$5.57	6/5/2022	—		—	—		—
	31,250	—		$11.43	6/5/2023	—		—	—		—
	36,795	—		$11.20	5/21/2024	—		—	—		—
	30,839	15,419	(14)	$9.00	5/22/2025	—		—	—		—
	27,053	54,104	(15)	$4.32	5/19/2026	—		—	—		—
	—	—		—	—	13,412	(16)	$115,343	—		—
	—	—		—	—	49,204	(17)	$423,154	—		—
	—	—		—	—	46,891	(18)	$403,263	—		—
	—	—		—	—	—		—	17,999	(8)	$154,791
	—	—		—	—	—		—	30,821	(8)	$265,061
Matthew S. Lanigan	—	69,896	(19)	$4.32	5/19/2026	—		—	—		—
	—	—		—	—	50,000	(20)	$430,000	—		—
	—	—		—	—	15,890	(21)	$136,654	—		—
	—	—		—	—	33,653	(22)	$289,416	—		—
	—	—		—	—	12,820	(23)	$110,252
	—	—		—	—	—		—	19,908	(8)	$171,209
Bruce C. Smith	87,500	—		$7.89	6/9/2018	—		—	—		—
	47,071	—		$9.13	6/8/2021	—		—	—		—
	131,774	—		$5.57	6/5/2022	—		—	—		—
	36,654	—		$11.43	6/5/2023	—		—	—		—
	40,804	—		$11.20	5/21/2024	—		—	—		—
	34,199	17,099	(24)	$9.00	5/22/2025	—		—	—		—
	30,000	60,000	(25)	$4.32	5/19/2026	—		—	—		—
	—	—		—	—	14,873	(26)	127,908	—		—
	—	—		—	—	54,564	(27)	$469,250	—		—
	—	—		—	—	26,666	(28)	$229,328	—		—
	—	—		—	—	—		$—	19,960	(8)	171,656
	—	—		—	—	—		$—	34,179	(8)	293,939

(1)	The market value is based upon the closing stock price of $8.60 as reported on December 29, 2017.

(2)	The 52,171 options vest as follows: 52,171 on June 1, 2018.

(3)	The 183,062 options vest as follows: 91,531 on June 1, 2018 and 91,531 on June 1, 2019.

(4)	The 45,379 shares of restricted stock units vest as follows: 45,379 on June 1, 2018.

(5)	The 166,479 shares of restricted stock units vest as follows: 83,240 on June 1, 2018 and 83,239 on June 1, 2019.

(6)	The 50,000 shares of restricted stock units vest as follows: 25,000 on May 18, 2019 and 25,000 on May 18, 2021.

(7)	The 158,653 shares of restricted stock units vest as follows: 52,885 on June 1, 2018, 52,884 on June 1, 2019 and 52,884 on June 1, 2020.

2018 Proxy Statement | 42

(8)
The amount shown represents the number of shares achievable at target for our relative TSR performance units which may be earned in an amount equal to 0% to 150% of target based on our relative TSR performance against a specified peer group over the designated three-year performance period.

(9)	The 13,981 options vest as follows: 13,981 on June 1, 2018.

(10)	The 49,060 options vest as follows: 24,530 on June 1, 2018 and 24,530 on June 1, 2019.

(11)	The 12,161 shares of restricted stock units vest as follows: 12,161 on June 1, 2018.

(12)	The 44,616 shares of restricted stock units vest as follows: 22,308 on June 1, 2018 and 22,308 on June 1, 2019.

(13)	The 44,423 shares of restricted stock units vest as follows: 14,808 on June 1, 2018, 14,808 on June 1, 2019 and 14,807 on June 1, 2020.

(14)	The 15,419 options vest as follows: 15,419 on June 1, 2018.

(15)	The 54,104 options vest as follows: 27,052 on June 1, 2018 and 27,052 on June 1, 2019.

(16)	The 13,412 shares of restricted stock units vest as follows: 13,412 on June 1, 2018.

(17)	The 49,204 shares of restricted stock units vest as follows: 24,602 on June 1, 2018 and 24,602 on June 1, 2019.

(18)	The 46,891 shares of restricted stock units vest as follows: 15,631 on June 1, 2018, 15,630 on June 1, 2019 and 15,630 on June 1, 2020.

(19)	The 69,896 options vest as follows: 34,948 on June 1, 2018 and 34,948 on June 1, 2019.

(20)	The 50,000 shares of restricted stock vest as follows: 25,000 on April 22, 2018 and 25,000 on April 22, 2020.

(21)	The 15,890 shares of restricted stock units vest as follows: 7,945 on June 1, 2018 and 7,945 on June 1, 2019.

(22)	The 33,653 shares of restricted stock units vest as follows: 11,218 on June 1, 2018, 11,218 on June 1, 2019 and 11,217 on June 1, 2020.

(23)	The 12,820 shares of restricted stock units vest as follows: 6,410 on May 18, 2019 and 6,410 on May 18, 2021.

(24)	The 17,099 options vest as follows: 17,099 on June 1, 2018.

(25)	The 60,000 options vest as follows: 30,000 on June 1, 2018 and 30,000 on June 1, 2019.

(26)	The 14,873 shares of restricted stock units vest as follows: 14,873 on June 1, 2018.

(27)	The 54,564 shares of restricted stock units vest as follows: 27,282 on June 1, 2018 and 27,282 on June 1, 2019.

(28)	The 26,666 shares of restricted stock units vest as follows: 13,333 on June 1, 2018 and 13,333 on June 1, 2019.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information for the NEOs identified in the Summary Compensation Table with respect to stock options exercised, vesting on time-based restricted shares and vesting on performance-based restricted stock units for the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Paul L. Howes	80,000	$11,814	339,402	$2,746,405
Gregg S. Piontek	—	—	64,159	$482,771
Mark J. Airola	—	—	70,755	$532,403
Matthew S. Lanigan	34,948	$144,516	7,946	$59,878
Bruce C. Smith	91,562	$215,239	78,465	$590,418

(1)
Dollar values are calculated by multiplying the market price of our common stock on the vesting date by the number of shares vested and does not necessarily reflect the proceeds actually received by the named executive officer.

Risk Assessment of Compensation Programs
The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. As discussed in the Compensation Discussion and Analysis of this proxy statement, the Compensation Committee, with the assistance of management and its consultant, undertook a risk assessment of our compensation programs in 2017. After reviewing and discussing the compensation programs with the Compensation Committee and reviewing the results of those discussions with the Audit Committee of the Board, we believe that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. While some performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, these award programs represent a modest percentage of the executive employees’ total compensation opportunities and are balanced by other long-term incentives. We believe that these programs appropriately balance risk and the desire to focus employees on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.
A significant part of the compensation provided to employees is in the form of long-term equity awards that are important to help further align employees’ interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

2018 Proxy Statement | 43

CEO Pay Ratio
As requred by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information regarding the ratio between the compensation paid to our median employee and our CEO in accordance with the requirements of Regulation S-K 402(a). The ratio was determined based on a reasonable estimate in a manner consistent with applicable SEC rules. Pay ratio disclosures involve a degree of imprecision due to methodologies and compensation practices which may not be consistent across other companies; therefore, the pay ratio disclosed below may not be comparable to the pay ratio reported by other companies.
For 2017, our last completed fiscal year:

•	The annual total compensation of the median employee identified was $45,317; and

•	The annual total compensation of our CEO was $3,735,120.
Based on this information, for 2017, our CEO pay ratio is 82:1.
2017 CEO Pay Ratio Methodology. To identify the median of the total annual compensation of all of our employees, we used the following methodology, material assumptions and estimates:

•
Measurement Date. We identified the median employee using our employee population on October 1, 2017, which would allow sufficient time to identify the median employee given the global scope of our operations.

•
Consistently Applied Compensation Measure (CACM). We use a variety of pay elements to structure compensation of our global workforce. For purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base pay which includes base salary/wages and overtime pay. We annualized the compensation of employees to span the full year and did not make any cost of living adjustments. Foreign salaries were converted to U.S. dollars.

•
De Minimis Exception. As of October 1, 2017, we had 2,089 employees in over 20 countries but excluded our entire workforce in the following 10 countries totaling 98 employees (or approximately 4.7% of our workforce).

Countries Excluded	No. of Employees
India	20
Libya	16
Egypt	14
Chile	13
Albania	11
Congo	9
Germany	6
Hungary	6
New Zealand	1
United Arab Emirates	2

Employment Agreements and Change in Control Agreements
We have entered into employment agreements with each of our NEOs. See “Employment Agreements” within the Compensation Discussion and Analysis for a summary of these employment agreements and descriptions of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards in 2017 table were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based. We have also adopted a change in control benefits policy applicable to our NEOs and have entered into change in control agreements with our NEOs, other than Mr. Howes who receives his benefits under his employment agreement. See “Potential Payments upon Change in Control” below for a summary of these benefits and agreements.

2018 Proxy Statement | 44

Potential Payments upon Change in Control
On March 7, 2007, the Board, upon recommendation of the Compensation Committee, approved a change in control benefits policy applicable to all of our NEOs and other key executives and employees not to exceed a total of 30, which was subsequently expanded to 40. Each of our NEOs are entitled to receive change in control benefits. Receipt of the benefits by the executives and employees is conditioned on a change in control of our Company and the termination of employment under certain circumstances described below (often referred to as a “double-trigger”). Benefits to the executives and other employees under the policy are described below:

•	Payment of accrued but unpaid salary and a prorated annual bonus (at the target level) through the date of termination.

•
A lump sum payment in an amount equal to a multiple of that executive’s (i) base salary, plus (ii) in the case of Mr. Howes, a bonus equal to the highest bonus he received under the 2010 Annual Cash Incentive Plan, and in the case of the other executives, a target bonus which will equal the higher of the bonus to which the executive would be entitled under the 2010 Annual Cash Incentive Plan for the fiscal year preceding the termination or the highest bonus received by the executive under the incentive plan in the two fiscal years immediately preceding the change of control event. The multiples established under the policy are: three times for the CEO (which has subsequently been modified to 2.99 times in the Amended and Restated Employment Agreement of Mr. Howes), two times for the other executive officers and divisional presidents, and one time for the remaining designated key executives and employees.

•	Full vesting of all options, restricted stock (whether time or performance-based), and deferred compensation.

•	Payment of outplacement fees up to $20,000 for the CEO and from $5,000 to $20,000 for other executive officers, divisional presidents and remaining employees.

•	Continuation of life insurance, medical and dental health benefits, and disability benefits for a period ranging from one year to three years.
A change in control will be deemed to occur if:

•
There is a merger or consolidation of our Company with, or an acquisition by us of the equity interests or all or substantially all of our assets of, any other corporation or entity other than any transaction in which members of our Board immediately prior to the transaction constitute a majority of the board of the resulting entity for a period of twelve months following the transaction;

•	Any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities;

•
Any election of directors occurs and a majority of the directors elected are individuals who were not nominated by a vote of two-thirds of the members of the Board or the Nominating and Corporate Governance Committee; or

•
We effect a complete liquidation of our Company or a sale of all or substantially all of our assets unless immediately following any such sale or disposition, members of our Board immediately prior to the transaction constitute a majority of the resulting entity for a period of twelve months following the transaction.

Under the policy, an executive or employee shall not be entitled to those benefits unless his/her employment is terminated during the period commencing upon the date when we first have knowledge that any person or group has become a beneficial owner of 30% or more of our voting securities or the date we execute an agreement contemplating a change in control and ending two years after the change in control, for any reason other than:

•	death;

•	disability;

•	cause; or

•	resignation without good reason.
We have entered into change in control agreements with the designated executive officers and employees other than Paul L. Howes (whose change in control benefits are included in his employment agreement). The tables

2018 Proxy Statement | 45

below also reflect potential payments to the NEOs upon the termination of their employment under their respective employment agreements.
The tables below reflect the amount of compensation to each of the NEOs as a result of a change in control and termination of that executive’s employment under the terms of the above-described policy or, with respect to Mr. Howes, under his employment agreement. The amount of compensation payable to each NEO upon voluntary termination, voluntary termination for good reason or involuntary not-for-cause termination, termination following a change in control, for cause termination, and termination in the event of death or disability of the executive is shown below. The amounts shown assume that the termination was effective on December 31, 2017 and thus includes amounts earned through that time and are estimates of the amounts which would have been paid to the executives upon their termination on such date. The amounts do not include compensation to which the NEO was otherwise entitled such as previously vested equity awards. The value of the equity compensation awards was based on the closing price of our common stock of $8.60 on December 29, 2017. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us. In the event of death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the authority to pay (in full or on a prorated basis) the amount the employee would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables below. As of December 31, 2017, none of the executives were eligible for retirement.
Paul L. Howes

Executive Compensation and Benefits	Voluntary Termination on 12/31/17	Voluntary Termination for Good Reason or Termination without Cause on 12/31/17	Termination due to Change in Control on 12/31/17	Termination for Cause on 12/31/17	Termination due to Disability on 12/31/17	Termination due to Death on 12/31/17
Compensation:
Base Salary	—	$1,500,000	$2,242,500	—	$375,000	—
Short-term Incentive (100% of Base Salary)	—	$1,500,000	$4,190,802	—	$750,000	$750,000
Long-term Incentives:
Stock Options	—	—	$783,505	—	—	—
Performance-based Restricted Shares	—	—	$1,420,574	—	—	—
Performance-Based Cash Award	—	—	$618,750	—	—	—
Time-Based Cash Award	—	—	$618,750	—	—	—
Time Based Restricted Shares	—	—	$3,616,395	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Health & Welfare Benefits	—	$20,235	$40,470	—	—	—
Life Insurance	—	—	$10,692	—	—	—
Life Insurance Proceeds(1)	—	—	—	—	—	$500,000
Disability Benefits per year(2)	—	—	—	—	$120,000	—
Total	—	$3,040,235	$13,562,438	—	$1,245,000	$1,250,000
(1)   The amount reflected is increased to $2.0 million if Termination due to Death while traveling for business purposes.

(2)	Long term disability benefits per year until no longer disabled or Social Security retirement age.

2018 Proxy Statement | 46

Gregg S. Piontek

Executive Compensation and Benefits	Voluntary Termination on 12/31/17	Voluntary Termination for Good Reason or Termination without Cause on 12/31/17	Termination due to Change in Control on 12/31/17	Termination for Cause on 12/31/17	Termination due to Disability on 12/31/17	Termination due to Death on 12/31/17
Compensation:
Base Salary	—	$385,000	$770,000	—	$192,500	—
Short-term Incentive (65% of Base Salary)	—	$250,250	$500,500	—	$250,250	$250,250
Long-term Incentives:
Stock Options	—	—	$209,977	—	—	—
Performance-based Restricted Shares	—	—	$380,713	—	—	—
Performance-based Cash Award	—	—	$173,250	—	—	—
Time-Based Cash Award	—	—	$173,250	—	—	—
Time Based Restricted Shares	—	—	$870,320	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$5,000	—	—	—
Health & Welfare Benefits	—	$24,864	$16,576	—	—	—
Life Insurance	—	—	$1,708	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$1,000,000
Disability Benefits per year(1)	—	—	—	—	$120,000	—
Total	—	$680,114	$3,101,294	—	$562,750	$1,250,250
(1)   Long term disability benefits per year until no longer disabled or Social Security retirement age.
Mark J. Airola

Executive Compensation and Benefits	Voluntary Termination on 12/31/17	Voluntary Termination for Good Reason or Termination without Cause on 12/31/17	Termination due to Change in Control on 12/31/17	Termination for Cause on 12/31/17	Termination due to Disability on 12/31/17	Termination due to Death on 12/31/17
Compensation:
Base Salary	—	$385,000	$770,000	—	$192,500	—
Short-term Incentive (65% of Base Salary)	—	$250,250	$500,500	—	$250,250	$250,250
Long-term Incentives:
Stock Options	—	—	$231,565	—	—	—
Performance-based Restricted Shares	—	—	$419,852	—	—	—
Performance-based Cash Award	—	—	$182,875	—	—	—
Time-Based Cash Award	—	—	$182,875	—	—	—
Time-Based Restricted Shares	—	—	$941,760	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$24,235	$32,313	—	—	—
Life Insurance	—	—	$4,644	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$500,000
Disability Benefits per year(1)	—	—	—	—	$120,000	—
Total	—	$679,485	$3,276,384	—	$562,750	$750,250
(1)   Long term disability benefits per year until no longer disabled or Social Security retirement age.

2018 Proxy Statement | 47

Matthew S. Lanigan

Executive Compensation and Benefits	Voluntary Termination on 12/31/17	Voluntary Termination for Good Reason or Termination without Cause on 12/31/17	Termination due to Change in Control on 12/31/17	Termination for Cause on 12/31/17	Termination due to Disability on 12/31/17	Termination due to Death on 12/31/17
Compensation:
Base Salary	—	$350,000	$700,000	—	$175,000	—
Short-term Incentive (65% of Base Salary)	—	$227,500	$455,000	—	$227,500	$227,500
Long-term Incentives:
Stock Options	—	—	$299,155	—	—	—
Performance-based Restricted Shares	—	—	$171,209	—	—	—
Performance-based Cash Award	—	$—	$131,250	—	—	—
Time-Based Cash Award	—	$—	$431,250	—	—	—
Time Based Restricted Shares	—	$430,000	$966,322	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	—	—	—	—	—
Life Insurance	—	—	$3,370	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$1,000,000
Disability Benefits per year(1)	—	—	—	—	$120,000	—
Total	—	$1,027,500	$3,167,556	—	$522,500	$1,227,500
(1)   Long term disability benefits per year until no longer disabled or Social Security retirement age.

Bruce C. Smith

Executive Compensation and Benefits	Voluntary Termination on 12/31/17	Voluntary Termination for Good Reason or Termination without Cause on 12/31/17	Termination due to Change in Control on 12/31/17	Termination for Cause on 12/31/17	Termination due to Disability on 12/31/17	Termination due to Death on 12/31/17
Compensation:
Base Salary	—	$416,000	$832,000	—	$208,000	—
Short-term Incentive (65% of Base Salary)	—	$270,400	$540,800	—	$270,400	$270,400
Long-term Incentives:
Stock Options	—	—	$256,800	—	—	—
Performance-Based Restricted Shares	—	—	$465,595	—	—	—
Performance-Based Cash Award	—	—	$104,000	—	—	—
Time-Based Cash Award	—	—	$104,000	—	—	—
Time Based Restricted Shares	—	—	$826,486	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Health & Welfare Benefits	—	$8,680	$11,574	—	—	—
Life Insurance	—	—	$13,716	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$500,000
Disability Benefits per year(1)	—	—	—	—	$120,000	—
Total	—	$715,080	$3,164,971	—	$598,400	$770,400
(1)   Long term disability benefits per year until no longer disabled or Social Security retirement age.

2018 Proxy Statement | 48

Retirement, Disability and Death
An executive officer who retires will be entitled to pay through the last day worked and 401(k) distributions. An executive officer who becomes disabled will be entitled to pay through the last day worked, disability benefits, 401(k) distributions and accidental dismemberment benefits, if applicable. The beneficiary of an executive officer who dies will be entitled to pay through the executive’s last day worked, 401(k) distributions and life insurance proceeds.
The impact of an employee’s retirement, disability or death on outstanding options can vary depending on the stock option plan under which the grants were made. Under our 2015 Plan, upon termination of employment by reason of death or permanent disability, all vested options outstanding may be exercised in full at any time during the period of one-year following termination of employment. Upon termination of employment by reason of retirement, all vested options may be exercised in full at any time during the period of 90 days following termination of employment.
To help us attract more experienced mid to late career talent, the Compensation Committee of the Board adopted a Retirement Policy in April 2015, which was subsequently amended in June 2017, applicable to all U.S. employees, excluding NEOs, to provide for a retirement treatment that is advantageous for longer tenured employees who are nearing retirement. Eligibility for retirement under this Policy is determined based on a combination of metrics including duration of employment and age. In addition, these changes will help us better manage succession planning and provide career advancement opportunities for developing talent. Currently, grantees forfeit all unvested awards and stock options upon retirement, and have 90 days to exercise vested stock options.
Under the Retirement Policy, as amended, time-based restricted stock or restricted stock units and time-based long term cash awards outstanding at the time of retirement will continue to vest according to the vesting schedule. Stock options granted will also continue to vest according to the original vesting schedule and will allow retirees to exercise through the full original term of the awards. During the continued vesting period, the Company maintains the right to claw back unvested awards in the event of a violation of a non-compete or non-solicitation agreement or other restrictive covenants. For performance-based restricted stock units and performance-based cash awards, the award will be based on actual performance determined at the end of the performance period, but the number of units or amount of cash vesting will be prorated based on the number of full months in which the retiree was employed during the performance period.
Retirement eligibility under the Retirement Policy is defined as accumulating 70 or more “points”, calculated by adding the age of the employee to his/her full years of service. The minimum age for retirement eligibility under the Retirement Policy is 60 years. This same definition of retirement eligibility will be applied to the 2010 Annual Cash Incentive Plan, which refers to retirement benefits, but did not include, prior to the adoption of the Retirement Policy, a definition of retirement eligibility.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2017, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	6,310,102	(1)	$7.03	(2)	3,916,473	(3)
Equity compensation plans not approved by stockholders	—		$—		—
Total	6,310,102		$7.03		3,916,473

2018 Proxy Statement | 49

(1)
Includes 3,965,525 shares subject to outstanding options under our Amended and Restated 2006 Equity Incentive Plan and our 2015 Plan, unvested time-based restricted stock units in the amount of 1,990,637 shares under our 2015 Plan and 353,940 shares subject to vesting of performance-based restricted stock units (at the target level) under our Amended and Restated 2006 Equity Incentive Plan and our 2015 Plan.

(2)	Weighted-average exercise price calculation excludes outstanding performance share awards and restricted stock units, which do not have an exercise price.

(3)
Includes 1,332,612 shares available for issuance under the Amended and Restated Employee Stock Purchase Plan, 504,258 shares available for issuance under the 2014 Non-Employee Directors’ Restricted Stock Plan and 2,079,603 shares available for issuance under the 2015 Plan.

DIRECTOR COMPENSATION
The Compensation Committee regularly reviews the compensation of non-employee directors. The compensation consultant provides the Compensation Committee with industry trends in board compensation and recommends retainers and/or fees based on the peer company proxy information as well as national board market data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation.
The following table describes the current compensation arrangements with our non-employee directors:

2017 Annualized Fees
Annual Cash Retainer Fee (Chairman of the Board)	$130,000
Annual Cash Retainer Fee (other than the Chairman of the Board)	$55,000
Additional Annual Cash Retainer Fee for Audit and Compensation Committee Chairs	$30,000
Additional Annual Cash Retainer Fee for Audit Committee Members	$15,000
Additional Annual Cash Retainer Fee for Nominating and Corporate Governance Committee Chair	$20,000
Additional Annual Cash Retainer Fee for Other Committee Members	$10,000
All of the non-employee directors’ fees are paid on a quarterly basis (excluding the Chairman of the Board), and all directors (including the Chairman of the Board) are reimbursed for travel expenses incurred in attending Board and committee meetings. Employee directors receive no additional cash consideration for serving as directors or committee members.

Grants under the 2014 Non-Employee Directors’ Restricted Stock Plan
Under the 2014 Non-Employee Directors’ Restricted Stock Plan (“2014 Plan”), the number of shares granted to each non-employee Director upon initial and annual election to the Board is based on a pre-determined dollar value (as defined in the 2014 Plan). Since 2015, the pre-determined dollar value for determining the number of restricted shares granted is $150,000, except for the Chairman of the Board who receives an annual grant of restricted shares equal to $170,000. The vesting of the restricted stock is the earlier of one year from the date of grant or the date of the next annual meeting of stockholders.

2018 Proxy Statement | 50

COMPENSATION OF DIRECTORS
The following table describes the total cash and non-cash compensation attributed to each of our non-employee directors during the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total
David C. Anderson	$127,833	$169,993	$297,826
Anthony J. Best	$107,500	$149,994	$257,494
G. Stephen Finley	$105,000	$149,994	$254,994
Roderick A. Larson	$106,750	$149,994	$256,744
John C. Mingé	$—	$—	$—
Rose M. Robeson	$—	$—	$—
Gary L. Warren	$83,250	$149,994	$233,244

(1)
The Board members, with the exception of Mr. Anderson, are paid on a quarterly basis in advance. Mr. Anderson is paid in advance on a monthly basis. Mr. Larson was mistakenly underpaid by $6,750 and Mr. Warren was mistakenly overpaid $6,750 in 2016. The adjustments were made in 2017 to correct these errors and the table above reflects this correction. Mr. Mingé was appointed to the Board of Directors effective December 1, 2017 and was paid in the first quarter of 2018 for his service in December 2017. Ms. Robeson was appointed to the Board of Directors effective January 1, 2018.

(2)
Represents the aggregate grant date fair value for restricted stock awards granted to the non-employee directors in 2017. The grant date fair value of the restricted stock awarded in 2017, as determined pursuant to ASC Topic 718, was $7.80 per share. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended 2017, for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)
Messrs. Best, Finley, Larson and Warren each have 19,230 shares of restricted stock outstanding which will fully vest May 17, 2018 and Mr. Anderson currently has 21,794 shares of restricted stock outstanding which will fully vest May 17, 2018.

2018 Proxy Statement | 51

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees and Voting
Seven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his/her successor has been elected. The Board of Directors has nominated for election as directors the seven persons named below based on the recommendation of the Nominating and Corporate Governance Committee. All nominees are incumbent directors. Proxies solicited hereby cannot be voted for a greater number of vacancies than the nominees for director set forth below. Mr. David Anderson is currently serving as a member of the Board; however, Mr. Anderson will not stand for re-election at this meeting and accordingly will retire from the Board under our retirement policy upon the expiration of his term at the 2018 Annual Meeting. The Company thanks Mr. Anderson for his service and dedication to the Company during his tenure.
The Board of Directors recommends that the stockholders vote “FOR” the election of these nominees. Unless directed otherwise, the persons named in the enclosed proxy intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. All of the Board’s nominees have indicated that they are able and willing to serve as directors. If for any reason one or more of these nominees are unable to serve, the persons named in the enclosed proxy will vote instead for another person or persons that the Board of Directors may recommend, or the number of directors may be reduced.
Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
The following table sets forth certain information as of March 26, 2018, with respect to the Board’s nominees:

Name of Nominee	Age	Director Since
Anthony J. Best	68	2014
G. Stephen Finley	67	2007
Paul L. Howes	62	2006
Roderick A. Larson	51	2014
John C. Mingé	56	2017
Rose M. Robeson	57	2018
Gary L. Warren	68	2005

Business Experience and Qualifications of Director Nominees
Our Board members represent a desirable mix of diverse backgrounds, skills and experiences and we believe they all share the personal attributes of effective directors. They each hold themselves to the highest standards of integrity and are committed to the long-term best interests of our stockholders.
Biographical information for each of the Director nominees, including the key qualifications, experience, attributes and skills that led our Board to the conclusion that each of the Director nominees should serve as a director, is set forth below.

Anthony J. Best
Director since March 2014
Mr. Best currently serves as Chairman of the Compensation Committee and as a member on our Audit and Nominating and Corporate Governance Committees. Mr. Best retired as Chief Executive Officer of SM Energy in January 2015 and did not stand for re-election to its Board in May 2015. He originally joined SM Energy Company in Denver in June 2006 as its President and Chief Operating Officer. He was named as Chief Executive Officer in February 2007 and was appointed to the Board of the company at the same time and continued to serve on the Board until May 2015. Between February 2003 and September 2005, Mr. Best served as President and Chief Executive Officer of Pure Resources, Inc., a Unocal development and exploration company in Midland, Texas. From April 2000 until February 2003, Mr. Best served as an independent consultant offering leadership and oil and gas consultation to energy companies and volunteer organizations. From October 1979 until April 2000, Mr. Best served in varying roles of increasing responsibility at Atlantic Richfield Company, with his last position being President, ARCO Latin America. Mr. Best serves as a part-time senior advisor to Quantum Energy Partners, a private equity firm. In January 2016, he joined the Board of Directors of ExL Petroleum, LP, a portfolio company of Quantum Energy Partners. In January 2018, Mr. Best joined the Board of Directors of ProPetro Holding Corp. where he serves as a member of the Audit Committee and Compensation Committee.

Qualifications:
Mr. Best’s experience in upstream oil and gas exploration and production, in a variety of basins and geographies, provides our Board with further understanding of the needs of our customers. His senior management and executive level experience, along with his service on the board of SM Energy, brings experience in finance, executive compensation matters and corporate governance for public companies, as well as perspective on management and operational matters.

2018 Proxy Statement | 52

G. Stephen Finley
Director since June 2007
Mr. Finley currently serves as Chairman of the Audit Committee and as a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Finley served as the Senior Vice President, Finance & Administration and Chief Financial Officer of Baker Hughes Incorporated from April 1999 until his retirement from that company in April 2006. Prior to that, from February 1982 to April 1999, Mr. Finley held various financial and administrative management positions with Baker Hughes. Since November 2006, Mr. Finley has served as a member of the board of directors, a member of the Compensation Committee and serves as Chairman of the Audit Committee and Conflicts Committee of Archrock GP, LLC (previously known as Exterran GP, LLC), which is the general partner of Archrock Partners, L.P. (previously known as Exterran Partners, L.P.), a publicly traded limited partnership which provides natural gas compression services and products. From April 2012 to December 2014, Mr. Finley served on the board of Microseismic, Inc., a privately held oilfield services company that provides monitoring and mapping of hydraulic fracture operations in unconventional oil and gas plays. From March 2015 until February 2017, Mr. Finley was a member of the board of directors and a member of the audit committee of CPP GP LLC, the general partner of Columbia Pipeline Partners LP, a publicly traded natural gas transmission and storage company.

Qualifications:
Mr. Finley brings a deep understanding of both the oil and gas industry and the energy services business. Through his senior executive positions at Baker Hughes and with a major public accounting firm, Mr. Finley has extensive knowledge in the areas of accounting, auditing, and compliance, including domestic and international businesses. Moreover, his knowledge of the energy services business provides the Board of Directors with a valuable resource in its assessment of our performance, opportunities, risks and strategy.

Paul L. Howes
Director since March 2006
Mr. Howes joined our Board of Directors and was appointed as our Chief Executive Officer in March 2006. In June 2006, Mr. Howes was also appointed as our President. Mr. Howes’ career has included experience in the defense industry, chemicals and plastics manufacturing, and the packaging industry. Following the sale of his former company in October 2005 until he joined our Board of Directors in March 2006, Mr. Howes was working privately as an inventor and engaging in consulting and private investing activities. From December 2002 until October 2005, he served as President and Chief Executive Officer of Astaris LLC, a primary chemicals company headquartered in St. Louis, Missouri, with operations in North America, Europe and South America. Prior to this, from 1997 until 2002, he served as Vice President and General Manager, Packaging Division, for Flint Ink Corporation, a global ink company headquartered in Ann Arbor, Michigan with operations in North America, Europe, Asia Pacific and Latin America.

Qualifications:
Mr. Howes’ background includes a strong understanding of industrial and chemical manufacturing processes and practices, much of which is directly applicable to our products and services. Based on his experience in both larger and smaller companies, he offers leadership and insight into best management practices, employee development, compensation, marketing and operations. He also has previous experience with leading an executive team, in both domestic and international markets. Mr. Howes also serves in leadership positions with industry trade associations, serving on the boards of the American Petroleum Institute and the National Ocean Industries Association.

2018 Proxy Statement | 53

Roderick A. Larson
Director since March 2014
Mr. Larson currently serves as Chairman of the Nominating and Corporate Governance Committee and is also a member on our Audit and Compensation Committees. Beginning in May 2012, Mr. Larson served as Chief Operating Officer of Oceaneering International, Inc. and effective February 2015, was named President of that company. In May 2017, Mr. Larson was appointed to serve as a Director and President and Chief Executive Officer of Oceaneering International, Inc. From August 1998 until May 2012, Mr. Larson held varying positions of increasing responsibility at Baker Hughes, Inc., most recently as President, Latin America. While at Baker Hughes, Inc., Mr. Larson served as Vice President, Operations for the Gulf of Mexico and Deepwater Business Development Manager. From 1990 until 1998, he served as operations manager and field engineer for Western Atlas, Inc. (which was acquired by Baker Hughes) in the United States and Venezuela.

Qualifications:
Mr. Larson brings over 25 years of experience in global oilfield services which, in the past, included management responsibility for a drilling fluids business. Based upon his more recent experience and in his current position as President and Chief Executive Officer of Oceaneering International, he provides valuable insight into our efforts to further penetrate the deepwater market, which is an important element of our global strategy. In addition, based on his experience at all levels of various organizations, Mr. Larson offers leadership and understanding of the operations and management of a large, global business.

John C. Mingé
Director since December 2017
Mr. Mingé is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. He currently serves as Chairman and President of BP America, Inc., a role he has held since February 2013. From January 2009 until February 2013, Mr. Mingé served as President of BP Alaska Exploration and Production. Mr. Mingé began his career with Standard Oil of Ohio in Cleveland, Ohio as a drilling research engineer and has since served in varying positions of increasing responsibility throughout the U.S., United Kingdom and Southeast Asia, which has given him more than 34 years in the oil and gas industry.

Qualifications:
Mr. Mingé brings over 34 years of experience in the oil and gas exploration and production business, with senior level responsibilities at one of the largest companies in the world. He has had extensive management experience at a number of significant business units, both in the U.S. and internationally. Mr. Mingé brings valuable insight into the perspectives of our domestic and global customers. In addition to his knowledge of the energy business, his background has provided Mr. Mingé with valuable experiences in the areas of organizational structure, talent development, government affairs, and crisis management. In addition, Mr. Mingé brings a global viewpoint to the development and execution of our strategic plans.

2018 Proxy Statement | 54

Rose M. Robeson
Director since January 2018
Ms. Robeson is currently a member of the Audit, Compensation and Nominating and Corporate Governance Committees. From May 2012 until her retirement in March 2014, Ms. Robeson previously served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the general partner of DCP Midstream GP LP, which is the general partner of DCP Midstream Partners, LP, a publicly-traded limited partnership. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream, LLC from January 2002 to May 2012. Prior to her appointment as Chief Financial Officer of DCP Midstream, LLC, Ms. Robeson was the Vice President and Treasurer. Prior to joining DCP Midstream, LLC, Ms. Robeson held a variety of executive finance positions at Total Petroleum and Kinder Morgan. Since July 2014, Ms. Robeson has served as a member of the Board of Directors of SM Energy Company and is currently serving as Audit Committee Chair. Since May 2017, Ms. Robeson has served as a member of the Board of Directors and Audit Committee Chair of AMGP GP LLC, the general partner of Antero Midstream GP LP, a publicly-traded limited partnership. From June 2014 until June 2016, Ms. Robeson served as a director of American Midstream GP, LLC, the general partner of American Midstream Partners, LP, a publicly-traded limited partnership. From October 2015 until December 2017, Ms. Robeson served as a director of Tesco Corporation, an upstream oilfield services company.

Qualifications:
Ms. Robeson has over 28 years of experience in various aspects of the energy industry, including exploration and production, midstream and refining, and marketing. In addition to her role as a senior financial professional, with accounting oversight responsibilities, she also has experience as a senior executive, as well as an independent board member of several publicly-traded companies. In addition to her background providing a very well-rounded leadership experience, she is particularly knowledgeable in the areas of corporate finance, financial reporting, accounting, corporate governance, risk management and strategic planning.

Gary L. Warren
Director since December 2005
Mr. Warren is currently a member of the Audit, Compensation and Nominating and Corporate Governance Committees. From October 1999 until his retirement in September 2005, Mr. Warren served as President of the Drilling and Well Services Division and Senior Vice President of Weatherford International Ltd., a provider of mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. From May 2009 until June 2011, Mr. Warren served as a director of Trican Well Service Ltd, a Calgary-based, publicly-traded company that provides pressure pumping and related oil field services in Canada, the United States, Russia and many other international locations. Mr. Warren was a member of Trican’s Compensation Committee and Nominating and Corporate Governance Committee.

Qualifications:
Mr. Warren’s experience as a senior executive for Weatherford International gave him an extensive background in the oil and gas services business. This experience provides insight into our customers, competitors and suppliers. With over 20 years of experience as an executive in the industry in which we compete (and much of it on a global basis), he provides guidance and direction regarding our expansion in international markets. Mr. Warren also brings his knowledge in the areas of business and operations management.

No family relationships exist among any of our directors or executive officers.

2018 Proxy Statement | 55

PROPOSAL NO. 2 - ADVISORY VOTE
ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) allows our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. Based on the stockholder advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs that took place at our 2017 Annual Meeting, the Board determined to hold the advisory vote on the compensation of our NEOs annually until the next stockholder vote on the frequency of such advisory vote.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy and objectives are designed to attract, motivate and retain key executives needed to implement our business strategy. We believe that aligning the Company’s short-term and long-term performance with executive compensation is crucial to the Company’s long-term success. We encourage you to read the Compensation Discussion and Analysis, along with the compensation tables and related narrative discussion contained in this proxy statement. The Compensation Discussion and Analysis discusses our executive compensation philosophy and programs and explains the compensation decisions relating to the NEOs.
In particular, stockholders should note the following:

•	Our compensation program places a significant portion of each NEO’s compensation at risk through the use of performance-based pay;

•	Stock ownership guidelines for our NEOs link the interests of management and our stockholders;

•
We have implemented a long term cash incentive plan in order to limit the dilutive effect to our stockholders during a downtown in our industry while also providing a retention element in our NEOs compensation; and

•
We have further aligned the interests of our stockholders and NEOs by providing a significant portion of their compensation in the form of equity awards, thereby ensuring that a portion of our executive compensation is directly determined by appreciation in our stock price and earnings per share growth.

The Compensation Committee and the Board of Directors believe that the policies and programs are effective in implementing our compensation philosophy and are commensurate with the performance and strategic position of the Company. This advisory vote is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs, as described in this proxy statement. Although this vote is advisory and therefore the outcome of this vote is non-binding on the Company or the Board of Directors, the Compensation Committee of the Board of Directors will consider your decision when setting future compensation for our NEOs.
This advisory stockholder vote, commonly known as “say-on-pay,” gives our stockholders the opportunity to approve or not approve our compensation policies and programs for our NEOs through the following resolution:
“RESOLVED, that the stockholders of Newpark Resources, Inc. APPROVE, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”
The Board of Directors unanimously recommends a vote “FOR” approving the executive officer compensation, as disclosed in this proxy statement.

2018 Proxy Statement | 56

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected the accounting firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. One or more representatives of the Deloitte Entities are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders.
The Audit Committee is directly responsible for selecting and retaining our independent registered public accounting firm. Although action by the stockholders is not required for the appointment, given the critical role played by the independent registered public accounting firm, we are providing stockholders the opportunity to express their views on this matter. If the stockholders fail to ratify the appointment of the Deloitte Entities, the Audit Committee will reconsider the appointment, but the Audit Committee may elect to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent auditing firm at any time during the year if the Audit Committee determines that a change in auditors would be in the best interests of our Company and our stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Independent Registered Public Accounting Firm Fees
The Deloitte Entities were appointed to serve as our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2017. The following table sets forth the fees billed to us for professional services rendered by the Deloitte Entities for the years ended December 31, 2016 and December 31, 2017.

	2016	2017
Audit Fees(1)	$1,428,000	$1,618,000
Audit-Related Fees(2)	$165,000	$32,000
Tax Fees(3)	$7,000	$8,000
All Other Fees(4)	—	—
Total	$1,600,000	$1,658,000

(1)
Audit fees consist primarily of fees for (i) the audit of our annual financial statements, (ii) review of financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal control over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
Audit-related fees consist primarily of fees for professional services rendered in connection with issuance of a comfort letter related to debt issuance, review of registration statement and proxy related materials and access to an online research tool.

(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice.

(4)	All Other Fees are fees for any service not included in the first three categories.

Pre-Approval Policies Regarding Audit and Non-Audit Fees
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Prior to performing any audit services, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the expected fees for those services. If the engagement letter is approved, the Audit Committee will engage the independent registered public accounting firm to perform the audit.
For non-audit services, our management will submit to the Audit Committee for approval the list of non-audit services recommended by management which the Audit Committee should engage the independent registered public accounting firm to provide for the fiscal year. Prior to the performance of any of these services, our management and the independent registered public accounting firm each will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. Pre-approval generally is

2018 Proxy Statement | 57

provided for up to one year and any pre-approval is detailed as to the particular service or category of service and generally is subject to a specific budget. The Audit Committee also may pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process and the fees for services performed to date.
As permitted by statute, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to provide for the prompt handling of unexpected matters. The Chairman will report any action taken pursuant to this delegated authority to the Audit Committee at or before the next Audit Committee meeting.
All services performed by our independent registered public accounting firm in 2016 and 2017 were approved in accordance with the Audit Committee’s pre-approval policies.
AUDIT COMMITTEE REPORT
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee is composed of six independent directors who satisfy the requirements of independence established by NYSE listing standards and the SEC. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” under applicable SEC rules and NYSE listing rules, and that each of Mr. Finley and Ms. Robeson is an “audit committee financial expert” as defined by applicable SEC rules.
The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.
Management has primary responsibility for our financial statements and financial reporting processes and for the maintenance of internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations and ethical business standards. Our independent registered public accounting firm, the Deloitte Entities, is responsible for expressing an opinion on whether the Company’s consolidated financial statements present fairly, in all material respects, the financial position of the Company in accordance with accounting principles generally accepted in the United States. Additionally, the Deloitte Entities are responsible for expressing an opinion regarding the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also is responsible for the engagement, compensation and oversight of the independent registered public accounting firm.
In keeping with that responsibility, the Audit Committee meets regularly with management and the independent registered public accounting firm. Meetings with the independent registered public accounting firm are held both with and without management present, and the independent registered public accounting firm has direct access to the Audit Committee to discuss the scope and results of its work and its comments on the adequacy of internal controls and the quality of financial reporting. The Audit Committee met eight (8) times during the year ended December 31, 2017.
The Audit Committee reviewed, with the independent registered public accounting firm, the overall scope and plans for its audits. The Audit Committee has also reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017 and internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed in accordance with professional standards.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from our Company and our management. The Audit Committee also reviewed the non-audit services provided by the independent registered public accounting firm and concluded that the provision of those services is compatible with its independence.
We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which we refer to as the 2017 Annual Report, in a timely fashion with the SEC in 2018. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2017 Annual Report. The Audit Committee also engaged the Deloitte Entities as our independent registered public accounting firm for the 2018 fiscal year. See above under the heading “Ratification of

2018 Proxy Statement | 58

Appointment of Registered Public Accounting Firm” for additional information on the decision to again appoint the Deloitte Entities as our independent registered public accounting firm.
Audit Committee:
G. Stephen Finley, Chairman
Anthony J. Best
Roderick A. Larson
Rose M. Robeson
John C. Mingé
Gary L. Warren
STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders must be received by us by December 6, 2018. Proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381. Any proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act as well as the procedures in our bylaws, and must include a brief description and text of the proposal, the name and address of the stockholder submitting the proposal, the class and number of shares of stock owned by that stockholder, and any material interest of the stockholder in the proposal.
For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2019 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than ninety (90) days prior to the date of our annual meeting; provided, that if the date of the annual meeting was not publicly announced more than one hundred (100) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the Board for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we received notice of such proposal not later than February 6, 2019. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381.
SEC rules and regulations provide that if the date of our 2019 Annual Meeting is advanced or delayed more than 30 days from the anniversary date of the 2018 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2019 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2019 Annual Meeting. Upon determination by us that the date of the 2019 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2018 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by the Exchange Act.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of those reports furnished to us and written representations from our executive officers and directors, we believe that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in 2017, except that Mr. Vollands had one delinquent filing on Amended Form 3 related to grants of restricted stock units inadvertently omitted from his original Form 3.
OTHER MATTERS
We do not presently know of any matters other than those described above that may be presented for stockholder action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to direction by the Board of Directors.

2018 Proxy Statement | 59

NEWPARK RESOURCES, INC.
ATTN: MARK AIROLA
9320 LAKESIDE BVD SUITE 100
THE WOODLANDS, TEXAS 77381

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Anthony J. Best
02 G. Stephen Finley
03 Paul L. Howes
04 Roderick A. Larson
05 John C. Mingé
06 Rose M. Robeson
07 Gary L. Warren

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To approve, as an advisory vote, named executive officer compensation.	☐	☐	☐
3	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000373019_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement & Annual Report are available at www.proxyvote.com

NEWPARK RESOURCES, INC.
Annual Meeting of Shareholders
May 17, 2018 10:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Paul L. Howes and Mark J Airola, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NEWPARK RESOURCES, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on May 17, 2018, at 9320 Lakeside Boulevard Suite 100, The Woodlands, Texas, 77381, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000373019_2 R1.0.1.17